Exhibit 10.54

Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price

AGREEMENT made as of the 21 day of Nov in the year 2014
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status and address)
All Aboard Florida – Operations LLC
2855 Le Jeune Road, 4th Floor, Coral Gables, FL 33134
Phone Number: 305-520-2300
Facsimile Number: 305-520-2422
Attention:  Mike Reininger, President

and the Construction Manager:
(Name, legal status and address)
Suffolk Construction Company, Inc.
One Harvard Circle
West Palm Beach, Florida 33409
Phone Number:561-832-1616
Facsimile Number:
Attention:  Jeffrey A. Gouveia Jr., Executive Vice President

This document has important
legal consequences.
Consultation with an attorney
is encouraged with respect to
its completion or modification.

AIA Document A201™–2007,
General Conditions of the
Contract for Construction, is
adopted in this document by
reference. Do not use with other
general conditions unless this
document is modified.

for the following Project:
(Name and address or location)
Construction of the Station in Miami, Florida, for the All Aboard Florida Project, all as
more particularly described in the Contract Documents, on real property more particularly described on Exhibit L hereto, which is made a part hereof by this reference (the “Job
Site”)

The Architect:
(Name, legal status and address)
Skidmore, Owings & Merrill LLP
14 Wall Street, New York, New York 10005
Phone Number: 212.298.9391
Facsimile Number 212.298.9500
Attention: Kristopher Takacs, AIA

The Owner’s Designated Representative:
(Name, address and other information)
All Aboard Florida – Operations LLC
2855 Le Jeune Road, 4th Floor, Coral Gables, FL 33134
Phone Number: 305-520-2300
Facsimile Number: 305-520-2422
Attention: Scott Sanders

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		1
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

The Construction Manager’s Designated Representative:
(Name, address and other information)
Suffolk Construction Company, Inc.
One Harvard Circle West Palm Beach, Florida 33409
Phone Number: 561-832-1616
Facsimile Number:
Attention: Jeffrey A. Gouveia Jr.

The Architect’s Designated Representative:
(Name, address and other information)
Skidmore, Owings & Merrill LLP
14 Wall Street, New York, New York 10005
Phone Number: 212.298.9391
Facsimile Number 212.298.9500
Attention: Kristopher Takacs

The Owner and Construction Manager agree as follows.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		2
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

TABLE OF ARTICLES

3	GENERAL PROVISIONS

4	CONSTRUCTION MANAGER’S RESPONSIBILITIES

12	OWNER’S RESPONSIBILITIES

13	COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICE

14	COMPENSATION FOR CONSTRUCTION PHASE SERVICES

18	COST OF THE WORK FOR CONSTRUCTION PHASE

24	PAYMENTS FOR CONSTRUCTION PHASE SERVICES

28	INSURANCE AND BONDS

29	DISPUTE RESOLUTION

30	TERMINATION OR SUSPENSION

31	MISCELLANEOUS PROVISIONS

35	SCOPE OF THE AGREEMENT

~~EXHIBIT A GUARANTEED MAXIMUM PRICE AMENDMENT~~

ARTICLE 1     GENERAL PROVISIONS
§ 1.1 The Contract Documents
The Contract Documents consist of this Agreement, General Conditions of the ~~Contract (General, Supplementary and other Conditions),~~ Contract, Drawings, Specifications, Addenda issued prior to the execution of this Agreement, other documents listed in this ~~Agreement,~~ Agreement or the Exhibits as Contract Documents, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. Upon the Owner’s acceptance and execution of the Construction Manager’s Guaranteed Maximum Price p~~roposal,~~ proposal(s), the Contract Documents will also include the documents ~~described in Section 2.2.3 and~~ identified in the Guaranteed Maximum Price ~~Amendment~~ Amendment(s) executed by the Owner and the Construction Manager and revisions prepared by the Architect and furnished by the Owner as described in Section 2.2.8. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. ~~If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern~~. In the event of conflicts or discrepancies among the Contract Documents, the Construction Manager shall proceed with the Work that is unaffected by the conflict or discrepancy and interpretations of the conflict will be based upon the following Contract Documents, which are set forth and ranked in order of precedence:
(a)
Duly executed Modifications, including Amendments, Change Orders. Construction Change Directives and GMP Amendments, with those of a later date having precedence over those of an earlier date, all of which shall form part of the Contract Documents together with all documents incorporated therein, including the list, if any, of the Construction Manager’s qualifications made a pan thereof:

(b)	This Agreement based on AIA Document A133-2009, as modified, with the changes made to the Agreement having precedence over the printed form of the underlying AIA Document:
(c)
For the Construction Phase, the General Conditions based on AIA Document A201-2007. as modified and attached hereto as Exhibit E with the changes made thereto having precedence over the printed form of the underlying AIA Document (the “General Conditions”);

(d)
The Exhibits, provided however, that in the event of a conflict between any other Exhibit and the Drawings and/or Specifications, the other Exhibit shall take precedence and further provided that in the event of conflicts among the Drawings and the Specifications the more stringent requirements thereof shall take precedence over any less stringent requirements, such that in the event of conflicts among the Drawings and the Specifications, the Construction Manager shall provide the higher level of service or quality of materials that has been specified; and

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		3
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

(e)	All other Contract Documents, if any.

§ 1.2 Relationship of the Parties
The Construction Manager accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Construction Manager’s skill and judgment in furthering the interests of the Owner; to furnish efficient construction administration, management services and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Preconstruction Phase Services and the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Construction Manager and to make payments to the Construction Manager in accordance with the requirements of the Contract Documents. It is the express intention of the parties that the Construction Manager is an independent contractor and not an employee, agent, joint venturer or partner of the Owner. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Owner and the Construction Manager or any employee or agent of the Construction Manager. Both parties acknowledge that the Construction Manager is not an employee for state or federal tax purposes. Further, the Construction Manager is responsible for paving all required state and federal taxes, including without limitation. FICA, FUTA, SUI, DUI, worker’s compensation, and other employee benefits as applicable and as required by law.

§ 1.3 General Conditions
For the Preconstruction Phase, ~~AIA Document A201™ 2007, General Conditions of the Contract for Construction~~, the General Conditions shall apply only as specifically provided in this Agreement. For the Construction Phase, the ~~general conditions of the contract shall be as set forth in A201  2007. which document is incorporated herein by reference~~. General Conditions shall apply. The term “Contractor” as used in ~~A201 2007~~this Agreement and/or the General Conditions shall mean the Construction Manager.

ARTICLE 2     CONSTRUCTION MANAGER’S RESPONSIBILITIES
The Construction Manager’s Preconstruction Phase responsibilities are set forth in Sections 2.1 and ~~2.2.~~2.2 and in Exhibit A hereto. The Construction Manager’s Construction Phase responsibilities are set forth in Section ~~2.3.~~2.3 and in Exhibit A hereto. The services to be performed by the Construction Manager in the Preconstruction Phase shall hereinafter be referenced as the “Preconstruction Phase Services” throughout the Contract Documents. The Owner and Construction Manager may agree, in consultation with the Architect, for the Construction Phase to commence prior to completion of the Preconstruction Phase, in which case, both phases will proceed concurrently. The Construction Manager shall identify a representative authorized to act on behalf of the Construction Manager with respect to the Project.

§ 2.1 Preconstruction Phase
§ 2.1.1 The Construction Manager shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other. At a minimum, the nature and scope of the Preconstruction Phase Services to be performed by the Construction Manager under this Agreement shall include all preconstruction services necessary to provide for the complete preconstruction management of the Project from the effective date of this Agreement through all phases of design and until such time as Owner elects to execute the Guaranteed Maximum Price Amendment(s) or reject the Guaranteed Maximum Price proposal(s) submitted by the Construction Manager and shall specifically include project management, concept estimating, preliminary scheduling, constructability review, and any other tasks requested by the Owner in accordance with this Agreement. The Construction Manager shall commence the Preconstruction Phase Services upon execution of this Agreement, or as otherwise directed by Owner and shall complete same in accordance with the schedule attached hereto as Exhibit B (the “Schedule”) which is attached hereto and incorporated herein by reference, it being understood and agreed that TIME IS OF THE ESSENCE and that all time limits stated in the Agreement, and the Contract Documents (as hereinafter defined) are of the essence. Thus, it is expressly agreed by the Construction Manager that every effort will be made to avoid delay or suspension of any of the Preconstruction Phase Services or Work to be performed hereunder. Further by executing the Agreement, the Construction Manager confirms that the Schedule | is a reasonable period for performing the Preconstruction Phase Services and the Work.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		4
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 2.1.2 Consultation
The Construction Manager shall schedule and conduct meetings with the Architect and Owner to discuss such matters as procedures, progress, coordination, and scheduling of the Work. The Construction Manager shall advise the Owner and the Architect on proposed site use and improvements, selection of materials, and building systems and equipment. The Construction Manager shall also provide recommendations consistent with the Project requirements to the Owner and Architect on constructability; construction logistics (including but not limited to: management of traffic, staging/laydown areas, site office facilities, craning and hoisting, material deliveries, and parking for construction forces), availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions.

§ 2.1.3 When required by the Contract Documents, including Exhibit A, and the Project requirements in Section 3.1.1 have been sufficiently identified, the Construction Manager shall ~~prepare and periodically update a Project schedule~~ periodically update the Schedule for the Architect’s review and the Owner’s ~~acceptance.~~ acceptance, which updated Schedule shall, at a minimum, maintain the progress of the Preconstruction Phase Services and the Work as set forth in the Schedule. The Construction Manager shall obtain the Architect’s approval for the portion of the Project ~~schedule~~ Schedule relating to the performance of the Architect’s services. The Project ~~schedule~~ Schedule shall coordinate and integrate the Construction Manager’s services, the Architect’s services, other Owner consultants’ services, and the Owner’s responsibilities and identify items that could affect the Project’s timely completion. The updated Project ~~schedule~~ Schedule shall include the following: submission of the Guaranteed Maximum Price ~~proposal;~~ proposal(s); components of the Work; times of commencement and completion required of each Subcontractor; ordering and delivery of products, including those that must be ordered well in advance of construction; and the occupancy requirements of the Owner.

§ 2.1.4 Phased Construction
The Construction Manager shall provide recommendations with regard to accelerated or fast-track scheduling, procurement, or phased construction. Phasing recommendations will include suggestions regarding the packaging of bid and permit documents. long lead/early procurement items, as well as recommendations regarding the content of the Drawings and Specifications, along with proposed scheduling for releases of phased or early packages by the Owner and Architect. The Construction Manager shall take into consideration cost reductions, cost information, constructability, provisions for temporary facilities and procurement and construction scheduling issues.

§ 2.1.5 ~~Preliminary Cost Estimates~~Sustainable Construction
It is the Owner’s intent to incorporate sustainable design into the Project with the objective of obtaining third-party certification of sustainable design, construction, or environmental or energy performance, such as LEED®. Green Globes™. Energy Star or another rating or certification system (the “Sustainability Certification”). At a minimum, the Owner has set a goal of incorporating sustainable measures into the design, construction, maintenance and operations of the Project to achieve a Sustainability Certification of Leadership in Energy and Environmental Design (LEED) Certification at the level of “Silver” or its equivalent under a different rating or certification system (the “Sustainable Objective”). “The Construction Manager will include the staff for management and record keeping to support the Sustainability Certification process as a part of the Preconstruction Phase Services and the scope of the Work. The Construction Manager will, working with the Architect and the Owner, identify optional approaches to achieve the minimum credits necessary to obtain Sustainability Certification, and will advise the Owner of potential cost and/or schedule implications related to specific Sustainability Certification being pursued. The Construction Manager will ensure that all sustainability measures are taken to satisfy the requirements for Sustainability Certification that relate to the Construction Manager’s Preconstruction Phase Services and the Work. Without limiting the generality of the foregoing requirement, the Construction Manager shall:

                .1                perform the Work in accordance with the Contract Documents, including any sustainable measures identified as the responsibility of the Construction Manager in the Contract Documents and any and all sustainability plans prepared with respect to the Project.

                .2                meet with the Owner and Architect to discuss alternatives in the event the Owner or Architect recognizes a condition that will affect achievement of a sustainable measure or achievement of the Sustainable Objective. If any condition is discovered by, or made known to, the Construction Manager that will adversely affect the Construction Manager’s achievement of a sustainable measure for which the Construction Manager is responsible pursuant to the Contract Documents, the Construction Manager will promptly provide notice to the Architect and meet with the Owner and Architect to discuss alternatives to remedy the condition.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		5
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

                .3                include, with any request for substitution, a written representation identifying any potential effect the substitution may have on the Project’s achievement of a sustainable measure or the Sustainable Objective. The Owner and Architect shall be entitled to rely on any such representation. In preparing this representation, the Construction Manager may request additional information from the Architect describing how the product, material or equipment, for which a substitution is proposed, was intended to satisfy the requirements of a sustainable measure or contribute toward achievement of the Sustainable Objective.

                .4                be responsible for preparing and completing the sustainability documentation required from the Construction Manager by the Contract Documents, including any sustainability documentation required to be submitted after Substantial Completion, which documentation shall be required as a condition precedent to final payment. The Construction Manager shall submit the sustainability documentation to the Architect and the Owner in accordance with any schedules or deadlines set forth in, or as otherwise required by, the Contract Documents. In the absence of schedules or deadlines for submission of sustainability documentation in the Contract Documents, the Construction Manager will submit the sustainability documentation with reasonable promptness so that the Architect may submit the sustainability documentation to the certifying authority in a timely manner.

~~§ 2.1.5.1 Based on the preliminary design and other design-criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume or similar conceptual estimating techniques for the Architect’s review and Owner’s approval. If the Architect or Construction Manager suggests alternative materials and systems, the Construction Manager shall provide cost evaluations of those alternative materials and systems.~~

~~§ 2.1.5.2 As the Architect progresses wish the preparation of the Schematic Design. Design Development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals agreed to by the Owner, Construction Manager and Architect, estimates of the Cost of the Work of increasing detail and refinement and allowing for the further development of the design until such time us the Owner and Construction Manager agree on a Guaranteed Maximum Price for the Work. Such estimates shall be provided for the Architects, review and the Owner’s approval. The Construction Manager shall inform the Owner and Architect when estimates of the Cost of the Work exceed the latest approved Project budget and make recommendations for corrective action.~~

§ 2.1.6 ~~Subcontractors and Suppliers~~Preliminary Cost Estimates
§ 2.1.6.1 Based on the preliminary design and other design criteria prepared by the Architect, the Construction Manager shall develop the Initial Building Information Management (BIM) model for the Project that shall be established by the Architect through LOD (Level of Detail) 300 to LOD 350-450, and prepare preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume or similar conceptual estimating techniques for the Architect’s review and Owner’s approval. A Building Information Model is a digital representation of the Project, or a portion of the Project, and is referred to in the Contract Documents as the “BIM model” or the “Model,” which term may be used herein to describe a model element, a single model or multiple models used in the aggregate, as well as other data sets identified in AIA Document G202–2013. Project Building Information Modeling Protocol Form. By its execution of the Agreement, the Construction Manager represents and warrants that it has the in-house expertise to create, develop, own and manage the BIM model and that the Owner may freely use the BIM model for any purpose whatsoever in connection with the Project, without any additional compensation to the Construction Manager and that the Owner may freely assign its rights to use the BIM model to others, including, without limitation, other contractors, as well as the Architect and the Owner’s Lender(s) and insurers. If requested by the Owner the Owner and the Construction Manager shall detail, by separate written agreement the details and protocols by which the BIM model shall be managed and shared. If the Architect or Construction Manager suggests alternative materials and systems, the Construction Manager shall provide cost evaluations of those alternative materials and systems.

§ 2.1.6.2 As the Architect progresses with the preparation of the Conceptual Design. Schematic Design, Design Development and Construction Documents, the Construction Manager shall develop additional detail into the BIM model based on the Architect’s instruments of service. including all Drawings and Specifications, together with input from the Construction Manager’s team and its Subcontractors and potential Subcontractors, and prepare and update at appropriate intervals agreed to by the Owner. Construction Manager and Architect, the BIM model and estimates of the Cost of the Work of increasing detail and refinement and allowing for the further development of the design until such time as the Owner and Construction Manager agree on a Guaranteed Maximum Price for the Work. Such estimates shall be provided for the Architect’s review and the Owner’s approval. The Construction Manager shall inform the Owner and Architect when estimates of the Cost of the Work exceed the latest approved Project budget and make recommendations for, and implement, corrective action.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		6
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 2.1.7 Subcontractors and Suppliers
The Construction Manager shall develop bidders’ interest in the Project.

§ 2.1.7 The Construction Manager shall prepare, for the Architect’s review and the Owner’s acceptance, a procurement schedule for items that must be ordered well in advance of construction. The Construction Manager shall expedite and coordinate the ordering and delivery of materials that must be ordered well in advance of construction. If the Owner agrees to procure any items prior to the establishment of the Guaranteed Maximum Price, the Owner ~~shall procure the items on terms and conditions acceptable to the Construction Manager. Upon the establishment of the Guaranteed Maximum Price, the Owner shall assign all contracts for these items to the Construction Manager~~ may elect to procure the items through its own forces and thereafter assign all or a portion of the contracts for these items to the Construction Manager or the Owner may direct the Construction Manager do to so, in which event the Construction Manager shall procure the items on terms and conditions jointly acceptable to the Construction Manager and the Owner and the Construction Manager shall thereafter accept responsibility for them. Upon the presentation of the Guaranteed Maximum Price proposal(s), the Construction Manager shall incorporate the cost of any and all early procurement items into the proposed Guaranteed Maximum Price when presented to the Owner.

§ 2.1.8 Extent of Responsibility
The Construction Manager shall exercise reasonable care in preparing schedules and estimates. The Construction Manager, however, does not warrant or guarantee estimates ~~and schedules~~ for the Cost of the Work or schedules for the completion of the Work except as may be included as part of the Guaranteed Maximum ~~Price.~~ Price Amendment(s). The Construction Manager is not required to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Construction Manager shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Construction Manager as a request for information in such form as the Architect may require.

§ 2.1.9 Notices and Compliance with Laws
The Construction Manager shall comply with applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to its performance under this Contract, and with equal employment opportunity programs, and other programs as may be required by governmental and quasi governmental authorities for inclusion in the Contract ~~Documents.~~Documents including without limitation the requirements of the Americans With Disabilities Act of 1990 and its implementing regulations (42 U.S.C. §12101 et seq.: 28 C.F.R. Part 35; 29 C.F.R. Part 1630), all as amended from time to time (“ADA”).

§ 2.2 Guaranteed Maximum Price Proposal and Contract Time
§ 2.2.1 ~~At a time to be mutually~~ Without limiting the foregoing or the Preconstruction Phase Services required pursuant to Exhibit A, at such time, in the Owner’s sole discretion, as the Owner shall declare the Drawings and Specifications for the Project. or any portion thereof, to be sixty percent (60%) complete, and at any time beyond sixty percent (60%) completion of the Project or any portion thereof, the Construction Manager shall prepare one or more Guaranteed Maximum Price proposal(s) for the Owner’s review, which shall be submitted in the form of the Guaranteed Maximum Price Amendment attached hereto and made a part hereof as Exhibit D (each, “Guaranteed Maximum Price Amendment” or “GMP Amendment”). The Construction Manager acknowledges and agrees that a series of Guaranteed Maximum Price proposals and/or GMP Amendments may be requested and/or processed and that any and all such GMP Amendments shall, together, define the Guaranteed Maximum Price. When requested, the Construction Manager shall submit its Guaranteed Maximum Price proposal(s) within thirty (30) days from its receipt of written notice from the Owner requesting such proposal(s) (or within such different timeframe as may be agreed upon by the Owner and ~~the Construction Manager and in consultation with the Architect the Construction Manager shall prepare a Guaranteed Maximum Price proposal for the Owner’s review and acceptance. The Guaranteed Maximum Price in the~~ Construction Manager), which proposal(s) shall be guaranteed by the Construction Manager for ninety (90) days from the Owner’s receipt thereof. Notwithstanding anything in the Contract Documents to the contrary, it is expressly understood and agreed that the Owner may, in its sole discretion, elect to proceed to reject any such proposal(s), accept such proposal(s), or negotiate the terms thereof – regardless of whether the Owner and Construction Manager have executed any previous GMP Amendment(s). If and to the extent that the terms of a proposal are acceptable to the Owner the Owner and the Construction Manager shall execute the Guaranteed Maximum Price Amendment attached hereto as Exhibit D, which is incorporated herein by this reference to memorialize the terms accepted by the Owner.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		7
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

The Guaranteed Maximum Price in each proposal shall be the sum of the Construction Manager’s estimate of the Cost of the Work, including contingencies described in Section 2.2.4, and the Construction Manager’s Fee.

§ 2.2.2 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Construction Manager shall provide in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as material changes in scope, systems, kinds and quality of materials, finishes or ~~equipment,~~ equipment that are not consistent with the Contract Documents and reasonably inferable therefrom, all of which, if required, shall be incorporated by Change Order.

§ 2.2.3 The Construction Manager shall include with ~~the~~ each Guaranteed Maximum Price proposal a written statement of its basis, which shall include the following:
.1	A list of the Drawings and Specifications, including all Addenda ~~thereto, and the Conditions of the Contract;~~thereto;
.2
A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal, including assumptions under Section 2.2.2, to supplement the information provided by the Owner and contained in the Drawings and Specifications;

.3
A statement of the proposed Guaranteed Maximum Price, including a statement of the estimated Cost of the Work organized by trade categories or systems, allowances, unit costs, contingency, the General Conditions Fee Limit and the Construction Manager’s Fee;

.4	The anticipated date of Substantial Completion upon which the proposed Guaranteed Maximum Price is based; and
.5	A date by which the Owner must accept ~~the Guaranteed Maximum Price.~~ the Guaranteed Maximum Price, which shall be at least ninety (90) days from the date of its submittal.
.6     A completed DBE Participation Worksheet indicating the manner in which the minimum goals for a disadvantaged business enterprise (“DBE”) program established by the Owner have been met or exceeded as a part of the Guaranteed Maximum Price proposal and the manner in which key elements of the Federal Department of Transportation’s DBE program (see 49 C.F.R. Pan 26) shall be incorporated herein to reflect the amount of DBE participation that the Construction Manager would expect to obtain absent the effects of discrimination and consistent with the availability of certified DBE firms to perform work under the Contract Documents and the manner in which good faith efforts shall be undertaken to achieve such goals. Good faith efforts are defined as efforts to achieve a DBE goal or other requirement of this Agreement that, by their scope, intensity, and appropriateness to the objective can reasonably be expected to achieve the goal or other requirement.
.7     Supporting documentation detailing the bidding process undertaken with potential Subcontractors to establish the basis for the Guaranteed Maximum Price proposal, comparing details of the proposals received, and adjustments made subsequent to bid receipt, organized by trade categories or systems consistent with the estimated Cost of the Work included within the Guaranteed Maximum Price proposal.

The Owner and Construction Manager agree that time shall be of the essence for the Substantial Completion of the Work and that the amount of precise actual damages for any delay in the performance and completion of the Project is extremely difficult to determine. Accordingly, to the extent that any Guaranteed Maximum Price Amendment is executed pursuant to the terms hereof and the Construction Manager fails to achieve Substantial Completion within the Contract Time established therein, the Construction Manager shall be obligated to pay to the Owner, as liquidated and agreed damages, and not as a penalty, the amount of Ten Thousand and No/100 Dollars ($10,000) per day for each and every day of delay caused by the Construction Manager from the expiration of the grace period, which shall run for thirty (30) days following the expiration of the Contract Time (the “Grace Period”) to the date of Substantial Completion, provided however, that in no event shall the Construction Manager be obligated to pay liquidated damages in excess of the Construction Manager’s Fee in connection with the Project. Such liquidated damages include the Owner’s reasonable estimate of all damages related to any delay or suspension, including damages attributable to lost revenues as well as other business losses that may be incurred by the Owner. Notwithstanding anything contained in the Contract Documents to the contrary, the Owner and the Construction Manager expressly agree that (a) in the event that Substantial Completion of the Work is not achieved on or before the thirtieth (30th) day following the Contract Time, or in the event of any other delay (including delays in the completion of any phase of the Work), the Construction Manager shall only be obligated to pay liquidated damages due pursuant to this Section, and shall not be obligated to the Owner for any indirect or consequential damages or for other damages attributable to the delay resulting therefrom, (b) the Owner shall have the right to deduct any amounts due for liquidated damages from any and all payment or portions of the Contract Sum due to the Construction Manager and (c) the rights and remedies of the Owner in connection with the Contract Documents, whether at law or in equity regarding any breach by the Contractor (including, without limitation, the Owner’s rights to terminate the Agreement) are not limited by these provisions regarding liquidated damages, which relate solely to the liquidation of damages for delay in achieving Substantial Completion within the Contract Time.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		8
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 2.2.4 In preparing ~~the~~ each Construction Manager’s Guaranteed Maximum Price proposal, the Construction Manager shall include ~~its contingency for the Construction Manager’s exclusive use to cover those costs considered reimbursable as the Cost of the Work but not included in a Change Order.~~ a contingency to cover those costs considered reimbursable as the Cost of the Work, the amount of which shall be established by the mutual agreement of the Owner and Construction Manager in the GMP Amendment as a contingency to cover costs which are properly reimbursable as part of the Cost of the Work for the Project (the “Contingency”). The Construction Manager shall account for its use of the Contingency in its Applications for Payment explaining the manner in which the Contingency has been allocated. This shall be done each month. Subject to the terms and conditions of the Contract Documents regarding payment, payment on account of the Contingency shall be made as part of the payment due in connection with the Application for Payment in which the Construction Manager included a request for amounts on account of the Contingency, provided that the Contingency is properly applied to sums reimbursable hereunder as the Cost of the Work.

§ 2.2.5 The Construction Manager shall meet with the Owner and Architect to review & ~~the~~ each Guaranteed Maximum Price proposal. In the event that the Owner and Architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

§ 2.2.6 ~~If the Owner notifies the Construction Manager that the Owner has accepted the Guaranteed Maximum Price proposal in writing before the date specified in the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price proposal shall be deemed effective without farther acceptance from the Construction Manager. Following acceptance of a Guaranteed Maximum Price, the Owner and Construction Manager shall execute~~ In no event shall the Owner be deemed to have accepted any Guaranteed Maximum Price proposal unless and until the Owner executes the Guaranteed Maximum Price Amendment amending this ~~Agreement, a copy of which the Owner shall provide to the Architect.~~ Agreement. The Guaranteed Maximum Price Amendment shall set forth the agreed upon Guaranteed Maximum Price with the information and assumptions upon which it is based.

§ 2.2.7 The Construction Manager ~~shall not incur any cost~~ may incur costs to be reimbursed as part of the Cost of the Work prior to the commencement of the Construction Phase, ~~unless the Owner provides prior written authorization for such costs,~~ but only if and to the extent that the Construction Manager has been expressly authorized to do so pursuant to the Owner’s prior written authorization for such costs pursuant to a duly issued Modification to this Agreement. In such event the, Construction Manager shall be entitled to be reimbursed for such costs pursuant to the terms and conditions of the Contract Documents, whether or not the Construction Phase has commenced. The provisions of this Subsection shall survive expiration or earlier termination of the Contract Documents.

§ 2.2.8 The Owner shall authorize the Architect to provide the revisions to the Drawings and Specifications to incorporate the ~~agreed upon~~ agreed-upon assumptions and clarifications contained in the Guaranteed Maximum Price ~~Amendment.~~ Amendment signed by the Owner, if any. The Owner shall promptly furnish those revised Drawings and Specifications to the Construction Manager as they are revised. The Construction Manager shall notify the Owner and Architect of any inconsistencies between the Guaranteed Maximum Price Amendment and the revised Drawings and Specifications.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		9
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 2.2.9 The Construction Manager shall include in the Guaranteed Maximum Price all sales, consumer, use and similar taxes for the Work provided by the Construction Manager that are legally enacted, whether or not yet effective, at the time the Guaranteed Maximum Price Amendment is ~~executed.~~ submitted to the Owner. It is also understood that the Construction Manager hereby agrees to abide by the terms of the Sales Tax Exemption Rider attached hereto and made a part hereof by this reference as ExhibitO (the “Sales Tax Exemption Rider”).

§ 2.3 Construction Phase
§ 2.3.1 General
§ 2.3.1.1 For purposes of Section 8.1.2 of ~~A201 2007, the date of commencement~~ the General Conditions, the Date of Commencement of the Work shall mean the date of commencement of the Construction ~~Phase.~~Phase, which date shall be specified in the Guaranteed Maximum Price Amendment, or established in a Modification to this Agreement (in the form of an amendment or otherwise) executed by the Owner if the Owner authorizes Work to begin prior to the establishment of the Guaranteed Maximum Price.

~~§ 2.3.1.2The Construction Phase shall commence upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal or the Owner’s issuance of a Notice to proceed, whichever occurs earlier.~~

§ 2.3.2 Administration
§ 2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Construction Manager shall competitively bid all elements of the Project (each, a “Trade Package”) unless otherwise agreed by Owner in writing or as otherwise expressly provided with regard to Work that the Construction Manager customarily performs. The Construction Manager shall prepare the scope documents, solicit, review and make recommendations for the award of all specialty trade work, long-lead materials, rental equipment, etc., associated with each Trade Package. If requested by the Owner, the Construction Manager shall provide an estimate for each Trade Package to the Owner for review 48 hours prior to receipt of bids therefor. The Owner may designate specific persons from whom, or entities from which, the Construction Manager shall obtain bids. The Construction Manager acknowledges that Owner (or its affiliates) may be able to obtain better pricing on some elements of the Work (e.g., certain equipment, fixtures and personal property), and Owner reserves the right to purchase certain items directly, and Construction Manager and Owner agree to cooperate in this and other matters to obtain the best possible pricing for the Work and the Project. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the ~~Architect.~~ Owner. The Owner shall then determine, with the advice of the Construction Manager and the Architect, which bids will be accepted. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection. The Construction Manager shall not contract with anyone to whom the Owner has reasonable objection.

The Construction Manager may self-perform the Work for any Trade Package, but only with the express prior written approval of the Owner based on evidence provided to the Owner by the Construction Manager to substantiate that the Construction Manager is properly qualified and has the resources available to self-perform. If in the Owner’s sole and absolute discretion, the Construction Manager is able to self-perform any Trade Package and the Construction Manager desires to compete for such Trade Package, the Construction Manager shall submit a bid, accompanied by a detailed labor estimate and competitive bid pricing from material suppliers for such Trade Package, and deliver said bid to the Owner no later than twenty-four hours in advance of the time that bids are due from the prospective subcontractors and/or suppliers bidding on the same Trade Package. Further the Construction Manager shall submit competitive bids from prospective contractors, subcontractors and suppliers on such Trade Packages for Owner to compare such competitive bids to the Construction Manager’s bid. The Owner will not accept the Construction Manager’s bid as the basis for any component of the Guaranteed Maximum Price on any Trade Packages for which the Construction Manager submitted the only bid, without any competitive bids by others unless the Construction Manager can document, to the Owner’s satisfaction, that diligent efforts were made by the Construction Manager to obtain competitive bids for that Trade Package but none were submitted because such bids are not available in the market.

The Construction Manager shall ensure that each Trade Package scope of Work is complete and without scope overlaps and duplication. Further, no Trade Package or Subcontract shall be duplicative of any costs or expenses included within the Preconstruction Services Fee, the CM Fee or General Conditions Fee Limit specified herein.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		10
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 2.3.2.2 If the Guaranteed Maximum Price has been established and when a specific third-party bidder (1) is recommended to the Owner by the Construction Manager, (2) is qualified to perform that portion of the Work, and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be ~~accepted,~~ accepted although that other bid is in excess of the line item established in the Schedule of Values for the Guaranteed Maximum Price for that Trade Package or scope of Work, then the Construction Manager may require that a Change Order be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between the bid of the ~~person or~~ third-party entity recommended to the Owner by the Construction Manager and the amount and time requirement of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 2.3.2.3 Subcontracts or other agreements shall ~~conform to the applicable payment provisions of this Agreement, be~~ awarded on a lump-sum basis, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a ~~cost plus~~ cost-plus a fee basis, the Construction Manager shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Construction Manager in Section 6.11 below.

§ 2.3.2.4 If the Construction Manager recommends a specific bidder that may be considered a “related party” according to Section 6.10, then the Construction Manager shall promptly notify the Owner in writing of such relationship and notify the Owner of the specific nature of the contemplated transaction, according to Section 6.10.2.

§ 2.3.2.5 The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. The Construction Manager shall prepare and promptly distribute minutes to the Owner and Architect.

§ 2.3.2.6 Upon the execution of the Guaranteed Maximum Price Amendment, the Construction Manager shall prepare and submit to the Owner and Architect a detailed construction schedule for the Work that conforms to the Schedule and that includes a submittal schedule in accordance with Section 3.10 of ~~A201 2007.~~ the General Conditions.

§ 2.3.2.7 The Construction Manager shall record the progress of the Project. On a monthly basis, or otherwise as agreed to by the Owner, the Construction Manager shall submit written progress reports to the Owner and Architect, showing percentages of completion and other information required by the ~~Owner~~. Owner, including all such information required in Exhibit A hereto. The Construction Manager shall also keep, and make available to the Owner and Architect, a daily log containing a record for each day of weather, portions of the Work in progress, number of workers on site, identification of equipment on site, problems that might affect progress of the work, accidents, injuries, and other information required by the Owner.

§ 2.3.2.8 The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect and shall provide this information in its monthly reports to the Owner and Architect, in accordance with Section 2.3.2.7 above.

§ 2.3.2.9 The Construction Manager shall become familiar with, and conform to, any and all software systems that the Owner may utilize in connection with the Project, including any project management systems used by the Owner.

§ 2.4 Professional Services
Section 3.12.10 of ~~A201 2007~~ the General Conditions shal1 apply to both the Preconstruction and Construction Phases. Further, all terms and conditions of the General Conditions that relate to access to, and care of, the site of the Project shall apply to both the Preconstruction and Construction Phases, including without limitation, the terms of Sections 3.15, 3.16, and 3.18 of the General Conditions.

§ 2.5 Hazardous Materials
Section 10.3 of ~~A201 2007~~ the General Conditions shall apply to both the Preconstruction and Construction Phases.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		11
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

ARTICLE 3     OWNER’S RESPONSIBILITIES
§ 3.1 Information and Services Required of the Owner
§ 3.1.1 The Owner shall provide information with reasonable promptness, regarding requirements for and limitations on the Project, including ~~a written program which shall set forth~~ the Owner’s objectives, constraints, and criteria, including schedule, space requirements and relationships, flexibility and expandability, special equipment, ~~systems,~~ systems sustainability and site requirements.

§ 3.1.2 ~~Prior to the execution of the Guaranteed Maximum Price Amendment, the Construction Manager may request in writing~~ The Construction Manager may request, in writing, that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the ~~Contract. Thereafter, the Construction Manager may only request such evidence if (1)~~ Contract if the Owner fails to make payments to the Construction Manager as the Contract Documents ~~require, (2) a change in the Work materially changes the Contract Sum, or (3) the Construction Manager identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due.~~ require. The Owner shall furnish such evidence ~~as a condition precedent to commencement or continuation of the Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to the Construction Manager and Architect.~~ within thirty (30) days of any such request.

§ 3.1.3 The Owner ~~shall establish and periodically update the Owner’s budget for the Project, including (1) the budget for the Cost of the Work as defined in Section 6.1.1, (2) the Owner’s other costs, and (3) reasonable contingencies related to all of these costs.~~ has established a preliminary budget for the Project in the amount of One Hundred Thirty-five Million Dollars ($135,000,000.00) (the “Budget”). If the Owner significantly increases or decreases the Owner’s ~~budget~~ Budget for the Cost of the Work, the Owner shall notify the Construction Manager and Architect. ~~The Owner and the Architect, in consultation with the Construction Manager, shall thereafter agree to a corresponding change in the Project’s scope and quality.~~

§ 3.1.4 Structural and Environmental Tests, Surveys and Reports. During the Preconstruction Phase, the Owner shall furnish the following information or services with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services. ~~The~~ Subject to the terms and conditions of the Contract Documents, the Construction Manager shall be entitled to rely on the accuracy of information and services furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

§ 3.1.4.1 The Owner shall furnish tests, inspections and reports required by law and as otherwise agreed to by the ~~parties, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.~~ parties.

§ 3.1.4.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. ~~The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights of way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths.~~ All the information on the survey shall be referenced to a Project benchmark.

§ 3.1.4.3 The Owner, when such services are ~~requested,~~ required in the Owner’s judgment, shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

§ 3.1.4.4 During the Construction Phase, the Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		12
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 3.2 Owner’s Designated Representative
The Owner shall identify a representative authorized to act on behalf of the Owner with respect to the Project. The Owner’s representative shall render decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of ~~A201 2007,~~ the General Conditions, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 3.2.1 Legal Requirements. The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

§ 3.3 Architect
The Owner shall retain an Architect to provide services, duties and responsibilities as ~~described in AIA Document B103™ 2007, Standard Form of Agreement Between Owner and Architect, including any additional services requested by the Construction Manager that are necessary for the Preconstruction and Construction Phase services under this Agreement. The Owner shall provide the Construction Manager a copy of the executed agreement between the Owner and the Architect, and any further modifications to the agreement.~~ are typically required for projects similar to the Project.

ARTICLE 4     COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES
§ 4.1 Compensation
§ 4.1.1 For the Construction Manager’s Preconstruction Phase ~~services,~~ Services, the Owner shall compensate the Construction Manager as follows:

§ 4.1.2 For the Construction Manager’s Preconstruction Phase services described in Sections 2.1 and ~~2.2:~~2.2 and elsewhere in the Contract Documents, including Exhibit A:
(Insert amount of, or basis for, compensation and include a list of reimbursable cost items, as applicable.)

Provided the Construction Manager has strictly and completely performed to the satisfaction of the Owner, and satisfied all conditions precedent to payment hereunder, Owner shall pay toConstruction Manager in current funds and at the times and in the manner specified in this Agreement, a fixed fee in the amount of Two Hundred Thousand Dollars ($200,000.00) (such amount being hereinafter called the “Pre-construction Fee”) for its completion of the Preconstruction Phase Services in accordance with the terms, conditions and obligations of this Agreement. The Pre-construction Fee includes, but is not limited to, all costs and expenses associated with the completion of the Preconstrucuon Phase Services, including any and all costs and expenses associated with labor, materials, travel and reprographic materials or services. The Construction Manager shall be entitled to no further compensation for the completion of the Preconstruction Phase Services under this Agreement

~~§ 4.1.3 If the Preconstruction Phase services covered by this Agreement have not been completed within         (     ) months of the date of this Agreement, through no fault of the Construction Manager, the Construction Manager’s compensation for Preconstruction Phase services shall be equitably adjusted.~~

~~§ 4.1.4 Compensation bused on Direct Personnel Expense includes the direct salaries of the Construction Manager’s personnel providing Preconstruction Phase services on the Project and the Construction Manager’s costs for the mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.~~

§ 4.2 Payments
§ 4.2.1 Unless otherwise agreed, payments for ~~services shall be made monthly in proportion to services performed.~~ Preconstruction Phase Services shall be made monthly commencing on March 18, 2014 and paid each month thereafter during the term that Preconstruction Phase Services are properly performed pursuant to the terms of this Agreement, which is expected to occur in eight (8) months such that the parties project payments to be made in eight (8) equal monthly installments of Twenty-five Thousand Dollars ($25,000.00), all subject to the terms and conditions of this Agreement regarding payment. Provided that an Application for Payment is received by the Architect and the Owner not later than the Twenty-fifth (25th) day of a month, the Owner shall make payment to the Construction Manager not later than Forty (40) days thereafter, provided that the conditions precedent to payment have been satisfied. If an Application for Payment is received by the Architect or the Owner after the application date fixed above, payment shall be made by the Owner not later than Forty (40) days after the Architect and the Owner receive the Application for Payment, provided that the conditions precedent to payment have been satisfied.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		13
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 4.2.2 ~~Payments are due and payable upon presentation of the Construction Manager’s invoice. Amounts unpaid (         ) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Construction Manager.~~
~~(Insert rate of monthly or annual interest agreed upon.)~~

~~%~~

Undisputed payments due and unpaid on account of Preconstruction Phase Services under this Agreement shall bear interest from the date payment is due at the rate which is being charged by banks as the “prime rate” as published by the Wall Street Journal on the first working day of the month that any such payment becomes due and unpaid, provided that such interest rate shall not exceed ten percent (10%) per annum and further provided that no such interest shall be due in connection with payments withheld in good faith or as a result of any bona fide dispute(s).

ARTICLE 5     COMPENSATION FOR CONSTRUCTION PHASE SERVICES
§ 5.1 ~~For~~ The Owner shall have the option, at its sole and absolute discretion, to authorize the commencement of the Construction Phase and the completion of any portion(s) of the Work before or without the execution of the Guaranteed Maximum Price Amendment(s) through the execution of any Modification(s) to this Agreement. Provided that (a) the Owner elects to execute any such Modification(s) to this Agreement to authorize the commencement of certain Work within the Construction Phase without the execution of the Guaranteed Maximum Price Amendment, (b) the Construction Manager executes that Modification, and (c) the Construction Manager shall strictly and completely perform all of its obligations under the Contract Documents, subject to such Modification, including the satisfaction of all conditions precedent set forth therein with regard to payment, all to the satisfaction of the Owner, the Owner shall pay to the Construction Manager, in current funds and at the times and in the manner specified in the Contract Documents, the Contract Sum, which Contract Sum shall be the sum of (x) the Cost of the Work (as hereinafter defined) which includes the General Conditions Costs, the amount of which shall not exceed the applicable portion of the General Conditions Fee Limit that reasonably corresponds to the portion of the Work authorized by the Owner, plus (y) Three and one-half Percent (3 ½ %) of the difference between (i) that Cost of the Work, and (ii) the General Conditions Costs made a part thereof, the amount of which shall not exceed the percentage of the CM Fee that corresponds to the percentage of the Work authorized by the Owner. In the event, however, that any Guaranteed Maximum Price Amendment(s) is signed by the Owner, then, for the Construction Manager’s performance of the Work as described in Section 2.3, the Owner shall pay the Construction Manager the Contract Sum in current funds. The Contract Sum is the Cost of the Work as defined in Section 6.1.1 (which includes the General Conditions Costs, the amount of which shall be fixed at the sum hereinafter defined as the General Conditions Fee Limit) plus the Construction Manager’s Fee.

§ 5.1.1 The Construction Manager’s Fee:
~~(State a lump sum, percentage of Cost of the Work or other provision for determining the Construction Manager’s Fee.)~~
Provided that (a) the Owner elects to execute the Guaranteed Maximum Price Amendment(s) pursuant to the terms and conditions hereof for the entire scope of the Project, (b) the Owner and Construction Manager execute such Guaranteed Maximum Price Amendment(s), and (c) the Construction Manager shall strictly and completely perform all of its obligations under the Contract Documents, subject to such Guaranteed Maximum Price Amendment(s), including the satisfaction of all conditions precedent set forth therein with regard to payment, all to the satisfaction of the Owner, the Owner shall pay to the Construction Manager, in current funds and at the times and in the manner specified in the Contract Documents, a fixed fee of Four Million, Five Hundred Sixty-five Thousand, Two-hundred Seventeen Dollars ($4,565,217.00) (such amount being hereinafter called the “Construction Manager’s Fee” or the “CM Fee” or the “Contractor’s Fee”) for the entire scope of the Project based upon the Budget (as defined in Section 3.1.3 hereof), which CM Fee may be adjusted as provided in Section 5.1.2 of this Agreement. The CM Fee includes the Construction Manager’s profit and all of the Construction Manager’s expenses that have not been expressly included within the General Conditions Costs (as hereinafter defined). including all overhead and administrative costs and expenses of any nature whatsoever (including, without limitation, all taxes and all labor and materials that are not expressly included within the General Conditions Costs), whether direct or indirect, foreseen or unforeseen, related to the Project. The Construction Manager shall not be entitled to any compensation for profit or overhead pursuant to the Contract Documents that is not included in the CM Fee or the General Conditions Fee Limit (as defined below). With regard thereto, all costs in connection with the following items related to the Work are understood to be included in, and covered by, the CM Fee and are not to be included in the Cost of the Work or the General Conditions Costs included therein:

(1) Cost of any bonuses, stock options, profit sharing and similar incentive programs:

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		14
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

(2) Home office overhead or general expenses of any kind;
(3) Services of any officer, department head or general executive manager of the Construction Manager.
(4) Services of any persons employed during the execution of the Work in the main or branch office(s) of the Construction Manager.
(5) Services and expenses of the Construction Manager’s main office(s) or any branch office(s), including estimating, purchasing, and accounting departments.
(6) Any other costs which are not specifically and expressly described in this Section or in the Contract Documents as payable to Construction Manager or which are to be borne by Construction Manager under any other provision of the Contract Documents.

To the extent that the costs or expenses incurred on account of the foregoing exceed the CM Fee, the Construction Manager shall bear such costs in excess of the CM Fee without reimbursement or additional compensation from the  Owner.

§ 5.1.2 The method of adjustment of the Construction Manager’s Fee for changes in the Work:

The CM Fee shall remain fixed so long as the GMP (as defined in the Guaranteed Maximum Price Amendment(s) duly executed pursuant to the Contract Documents) has not been increased or decreased by changes in the Work required by the Owner such that the GMP is greater or less than the Budget by an amount that exceeds Five Million Dollars ($5,000,000.00) (which amount is hereinafter called the “Threshold”). If the GMP is increased or decreased by changes in the Work that are required by the Owner and the aggregate value thereof is greater than the Threshold, then the CM Fee shall be adjusted accordingly in the amount of Three and one-half Percent (3 ½ %) of the difference between (a) the Threshold and (b) the Cost of the Work (excluding General Conditions Costs) that has been added or deducted from the GMP through a duly issued Modification, and the GMP shall be adjusted accordingly. For example, if the GMP, as established and adjusted by Guaranteed Price Amendment(s) and/or Modification(s), exceeds the Budget by Six Million Dollars ($6,000,000.00) on account of changes in the Work that are required by the Owner, the CM Fee shall be increased by 3 ½ % times $1,000,000.00, such that there shall be no adjustment to the CM Fee on account of the Threshold. Likewise, should the GMP, as established and adjusted by Guaranteed Price Amendment(s) and or Modification(s), equal an amount that is less than the Budget by Six Million Dollars ($6,000,000.00) on account of changes in the Work, the CM Fee shall be decreased by 3½ % times $1,000,000.00, such that there shall be no adjustment to the CM Fee on account of the Threshold. As such, unless and until (a) the GMP exceeds the Budget by more than the Threshold, or (b) the GMP is established as a sum less than the Budget by more than the Threshold, the CM Fee shall not be adjusted.

Notwithstanding the foregoing, the CM Fee shall not be reduced as a result of deductive Change Orders that reduce the GMP established pursuant to duly issued GMP Arnendment(s) on account of the Sales Tax Savings Amount, as such term is defined in the Sales Tax Exemption Rider. Further it is understood and agreed that the Construction Manager’s Premiums and Bond_Premium_established through duly executed GMP Amendment(s) shall not be reduced as a result of a deductive Change Order that later reduces that GMP on account of the Owner’s direct purchases pursuant to the Sales Tax Exemption Rider and the associated Sales Tax Savings Amount.

§ 5.1.3 Limitations, if any, on a Subcontractor’s overhead and profit for increases in the cost of its portion of the Work:

The total to be charged for Work performed by any Subcontractor(s) in direct privity with the Construction Manager for overhead and profit shall in no event exceed Fifteen Percent (15%) of that portion of the Cost of the Work attributable to the Work being performed by any such Subcontractor(s). The total overhead and profit charged for Work performed by any Sub-Subcontractors shall not exceed Five (5%) percent of that portion of the Cost of the Work attributable to the Work being performed by any such Sub-Subcontractor(s).

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		15
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

Notwithstanding the foregoing, the total to be charged by the Construction Manager for overhead and profit on account of Work being self-performed by the Construction Manager shall be fixed by the CM Fee and only subject to adjustment pursuant to Section 5.1.2 regarding increases or decreases to the GMP on account of changes in the Work required by the Owner that exceed the Threshold, on account of which the CM Fee shall be adjusted pursuant to the formula and mechanism established in Section 5.1.2.

§ 5.1.4 Rental rates for Construction Manager-owned equipment shall not exceed ~~percent (%)~~ Eighty percent (80%) of the standard rate paid at the place of the Project.

§ 5.1.5 Unit prices, if any:
(Identify and state the unit price; state the quantity limitations, if any, to which the unit price will be applicable.)

Item	Units and Limitations	Price per Unit ($0.00)

To be identified at the time of the GMP Amendment.

§ 5.1.6 The General Conditions Costs:

Provided that (a) the Owner elects to execute the Guaranteed Maximum Price Amendment(s) pursuant to the terms and conditions hereof for the entire scope of the Project, (b) the Owner and Construction Manager execute such Guaranteed Maximum Price Amendment(s), and (c) the Construction Manager shall strictly and completely perform all of its obligations under the Contract Documents, subject to such Guaranteed Maximum Price Amendment(s), including the satisfaction of all conditions precedent set forth therein with regard to payment, all to the satisfaction of the Owner, the Owner shall pay to the Construction Manager, in current funds and at the times and in the installments specified in the Contract Documents, a fixed fee of Seven Million. Seven Hundred Thirty-one Thousand, Seven Hundred Eight-one Dollar ($7,731,781.00) (such amount being hereinafter called the “General Conditions Fee Limit”) to cover all costs and expenses of any nature whatsoever, whether direct or indirect, foreseen or unforeseen, incurred by the Construction Manager in connection with any and all items included within the General Conditions Costs, as defined herein, which General Conditions Fee Limit may be adjusted as provided herein. Notwithstanding any increases to the GMP, the General Conditions Fee Limit shall remain fixed and the Construction Manager shall not be entitled to any compensation on account of the General Conditions Costs in excess of the General Conditions Fee Limit, except only to the extent that either of the following extend the Contract Time to a period that exceeds an eighteen (18) month duration from the commencement of the production piles:

______________(a) a change in the scope of the Work is incorporated into the Contract Documents pursuant to a duly issued Modification initiated by the Owner that both the Owner and Construction Manager agree requires an increase in personnel beyond the scope referenced in Exhibit K, in which event the Owner and the Contractor must execute a Change Order therefor in a mutually-acceptable sum, that is supported by documentation provided by the Contractor to the Owner’s reasonable satisfaction, in order to substantiate the request for such increased General Conditions Costs pursuant to and in accordance with these Contract Documents on account of the additional resources actually spent on the Project Site to complete such change, without any mark-up or multiplier for profit; or

______________(b) adjustments to the General Conditions Costs are warranted because the Contract Time is extended pursuant to a duly issued Modification on account of an Owner-Caused Delay (as defined in and subject to Section 8.3 of the General Conditions), provided, however, that in no event shall the Owner be liable for extended General Conditions Costs pursuant to such Section 8.3 or otherwise unless and until the extensions to the Contract Time granted pursuant to duly issued Modifications signed by the Owner on account of Owner-Caused Delays exceed the Grace Period.

With regard thereto, all costs that are related to the Work and understood to be included in, and covered by, the CM Fee are not to be included in the Cost of the Work or the General Conditions Costs or the General Conditions Costs Fee Limit. Further, to the extent that the costs or expenses on account of the General Conditions Costs exceed the General Conditions Fee Limit, the Construction Manager shall bear such costs in excess of the General Conditions Fee Limit without reimbursement or additional compensation from the Owner.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		16
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 5.2 Guaranteed Maximum Price
§5.2.1 The Construction Manager guarantees that the Contract Sum shall not exceed the Guaranteed Maximum Price set forth in the Guaranteed Maximum Price ~~Amendment,~~ Amendment(s), as it is amended from time to ~~time.~~time pursuant to the Contract Documents. To the extent the Cost of the Work exceeds the Guaranteed Maximum Price, the Construction Manager shall bear such costs in excess of the Guaranteed Maximum Price without reimbursement or additional compensation from the Owner.
(Insert specific provisions if the Construction Manager is to participate in any savings.)

At the time of final payment pursuant to this Agreement, the Owner and the Construction Manager shall determine the savings, if any, by (a) taking the GMP (as established by the Modification or GMP Amendment with the latest date), (b) subtracting therefrom (i) the cost of any and all equipment, materials or Work contracted directly by the Owner, and (ii) the unused balance of the allowances and contingencies (including the Contingency) made a part of the GMP, and (c) subtracting from such subtotal the Contract Sum due to the Construction Manager at the time of the final payment pursuant to the terms and conditions of the Contract Documents (the “Savings”). The Owner and Construction Manager agree that Sixty percent (60%) of the Savings shall accrue to the Owner in the form of a deductive Change Order executed at the time of final payment and that Forty percent (40%) of the Savings (the “Incentive”) shall be paid to the Construction Manager by the Owner as part of the final payment, when such final payment becomes due to the Construction Manager pursuant to the terms and conditions of the Contract Documents.

§5.2.2 The Guaranteed Maximum Price is subject to additions and deductions by Change Order as provided in the Contract Documents and the Date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

§ 5.3 Changes in the Work
§5.3.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing. The Architect may make minor changes in the Work as provided in Section 7.4 of ~~AIA Document A201 2007, General Conditions of the Contract for Construction. The Construction Manager shall be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work.~~ the General Conditions.

§ 5.3.2 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of the Guaranteed Maximum Price Amendment may be determined by any of the methods listed in Section 7.3.3 of ~~AIA Document A201 2007,~~ the General Conditions of the Contract for Construction.

§5.3.3 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of ~~AIA Document A201 2007~~ the General Conditions and the term “costs” as used in Section 7.3.7 of ~~AIA Document A201 2007~~ the General Conditions shall have the meanings assigned to them in ~~AIA Document A201 2007~~ the General Conditions and shall not be modified by Sections 5.1 and 5.2, Sections 6.1 through 6.7, and Section 6.8 of this Agreement. It is understood, however, that the limitations on a Subcontractor’s overhead and profit for increases in the cost of its portion of the Work set forth in Section 5.1.3 shall govern and control in the event of any conflict with the terms in the General Conditions. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§5.3.4 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of ~~AIA Document A201 2007~~ the General Conditions shall mean the Cost of the Work as defined in Sections 6.1 to 6.7 of this Agreement (but excluding the General Conditions Costs) and the term “fee” shall mean the Construction Manager’s Fee as defined in Section 5.1 of ~~this Agreement~~ this Agreement, provided, however, that the Construction Manager’s Fee and the General Conditions Fee Limit shall only be subject to adjustment as expressly provided in this Agreement notwithstanding anything to the contrary in the General Conditions or other Contract Documents.

§5.3.5 ~~If no specific provision~~ Provision is made in Section 5.1.2 for adjustment of the Construction Manager’s Fee in the case of ~~changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 5.1.2 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager’s Fee shall be equitably adjusted on the same basis that was used to establish the Fee for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.~~ certain changes in the Work.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		17
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

ARTICLE 6     COST OF THE WORK FOR CONSTRUCTION PHASE
§ 6.1 Costs to Be Reimbursed
§6.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in Sections 6.1 through 6.7.

§6.1.2 Where any cost is subject to the Owner’s prior approval, the Construction Manager shall obtain this approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing Guaranteed Maximum Price Amendment.

§ 6.1.2 The “General Conditions Costs” shall be as defined in Section 6.2 the sum of which shall not exceed the General Conditions Fee Limit.

§ 6.2 ~~Labor Costs~~ General Conditions Costs

§6.2.1 Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work ~~at the site or, with the Owner’s prior approval, at off site workshops.~~ on or off the Job Site of the Project.

§6.2.2 Wages or salaries of the Construction Manager’s supervisory and administrative ~~personnel when stationed at the site with the Owner’s prior approval.~~
~~(If it is intended that the wages or salaries of certain personnel stationed at the Construction Manager’s principal or other offices shall be included in the Cost of the Work identify in Section 11.5 the personal to be included, whether for all or only part of their time, and the rates at which their time will be charged to the Work.)~~ personnel including, without limitation, all personnel listed on Exhibit K hereto.

§ 6.2.3 Wages ~~and salaries of the Construction Manager’s supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production-or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.~~ or salaries of all other persons working for the Construction Manager (hereinafter collectively, “Direct Labor”), including the services of the following if and as applicable: all project managers, superintendents, project engineers, foremen timekeepers, clerks, expediters, watchmen, teamsters, truck drivers mechanics, laborers, estimators, accountants, schedulers, contract administrators and all others necessary for the proper and timely completion of the Work in accordance with the Contract Documents (whether at the Job Site or elsewhere).

§6.2.4 Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, ~~provided such costs are based on wages and salaries included in the Cost of the Work under Sections 6.2.1 through 6.2.3. i~~ncluding all applicable taxes, insurance and all other compensation, benefits and discretionary payments, including all impacts associated with FICA, insurance (including Workers’ Compensation Insurance, Unemployment Insurance Health Insurance, and Dental Insurance), all bonuses or other compensation to be paid in addition to wages, such as personal days, vacation days, sick days, holidays, pensions, 401(K) accounts, automobile allowances, etc., all of which are included in the General Conditions Fee Limit which includes these payroll costs and related labor burden markups.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		18
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 6.2.5 ~~Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor, with the Owners prior approval.~~ Costs of transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and fully consumed in the performance of the Work, including the dismantling of temporary offices, sheds or other such structures of Construction Manager and the Owner at the Job Site and replacement of asphalt and impacted landscape areas to their original condition including striping. Costs of “Small Tools” shall not be reimbursable hereunder as part of the Cost of the Work or General Conditions Costs. For purposes hereof, the term “Small Tools” shall mean tools of the nature of, but not limited to, hammers, shovels, hard hats, wheelbarrows, etc. Small Tools shall include manually powered, pneumatically powered, mechanically powered, and electrically powered tools customarily owned by construction workers. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed, shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Contractor shall mean fair market value, provided, however, that as a condition precedent to the Owner’s obligation to pay the Contractor for items not fully consumed, the Contractor shall submit to the Owner a log of such items that are not fully consumed, which log shall detail the value of such items at the time first used on the Project site less the value of the item when no longer used at the Project site and, further provided, that the Owner shall have the option of paying the value of such items at the time first used on the Project and accepting any such items that are not fully consumed whereupon such items shall become Owner’s property upon the date of Substantial Completion and Contractor shall deliver such items, as well as any necessary paperwork to transfer title of such items to Owner, within ten (10) business days after the date of Substantial Completion

§6.2.6 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost of any Contractor-owned item may not exceed the purchase price of any comparable item. Rates of Contractor-owned equipment and quantities of equipment shall be subject to the Owner’s prior written approval.

§ 6.2.7 Costs of removal of debris from the site of the Work and its proper and legal disposal, less the salvage value, if any, of such debris.

§ 6.2.8 The costs of office equipment and furniture to accommodate and support the staff for the Project, including but not limited to, computers, printers, telephone(s), fax machine(s), copy machine(s), service agreements for office equipment, desks, chairs, conference room furniture, telephones, file cabinets, plan rakes, plan tables, book shelves, desk, other office supplies, shredders, any and all other items the Construction Manager requires to support the Work at the Job Site, including the costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site, reasonable petty cash expenses of the site office and on-site security, as well as the cost of fuel, power, light and water consumption at the Job Site throughout the completion of the entire scope of the Work through final completion as well as cost of progress photographs and flash or solid state storage devices; the cost of temporary fences, guard rails and scaffolds, the cost of temporary sanitary facilities and servicing as required for the duration of the Work to support all the construction workers/trades, including all subcontractors at all tiers, the cost of preparation, maintenance and updating of all Project records, including the Project Schedules, all as required by the Contract Documents, and the cost of all Project signage and related work (except as contracted within a Subcontract with the Owner’s express written approval).

§6.2.9 Construction Manager has included a line item in the General Conditions Fee Limit equal to $858,500.00 on account of the Bond Premium (as defined in. Section 8.1 hereof) for the Bonds (as defined in Section 11.4 of the General Conditions) which was calculated based on the Budget (as defined in Section 3.1.3). Notwithstanding anything to the contrary in this Agreement or the Contract Documents, the Bond Premium shall not be fixed at such amount, but shall instead be adjusted as applicable to the GMP as established by duly executed GMP Amendments(s), with it being understood, for example, that in the event that the GMP is greater than or less than the Budget, the corresponding adjustment to that line item on account of the actual Bond Premium shall be calculated in conformance with Section 8.1 as the Contract Sum to be covered by such Bonds is established by duly executed GMP Amendment(s) and the Owner and Construction Manager shall document each such change in each such GMP Amendment. The Construction Manager’s Bond Premium established through duly executed GMP Amendment(s) shall not be reduced as a result of a deductive Change Order that later reduces the GMP on account of the Sales Tax Savings Amount as such term is defined in the Sales Tax Exemption Rider.

§ 6.2.10Sales, use or similar taxes properly imposed by a governmental authority that are related to the Work and for which the Construction Manager is liable.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		19
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 6.2.11 Fees and assessments for permits, licenses and inspections required in connection with the Work for which the Construction Manager is required by the Contract Documents to pay subject to the terms of Section 6.8.1 hereof regarding the exclusion of any dues, assessments or contributions paid to technical or trade associations, as well as the cost of any business license. Construction Manager’s license or other similar license required so that the Construction Manager or any Subcontractor may engage in business, all of which shall be paid by the Construction Manager (or its Subcontractor or supplier, as applicable), at its sole cost and expense.

§ 6.2.12 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by other provisions of the Contract Documents, and which do not fall within the scope of Section 6.7.3.

§ 6.2.13 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents.

§ 6.2.14 Costs for electronic equipment and software, for the use thereof that is directly related to the Work.

§ 6.2.15 Costs for managing Subcontractors and suppliers, including any legal costs, including attorneys’ fees, incurred in resolving disputes with Subcontractors and/or suppliers in the performance of the Work.

§ 6.2.16All costs of bussing workers to and from designated parking area(s) to the site of the Project and all reasonable expenses of the Construction Manager’s supervisory or administrative personnel incurred while traveling in discharge of duties directly related with the Work, if, and to the extent approved in advance in writing by the Owner inclusive of allocations for automobile allowances and gas cards for personnel assigned to the Work.

§ 6.2.17 Costs for safety management, general superintendent, BIM management and scheduling management.

§ 6.3 Subcontract Costs
Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts.

§ 6.4 Costs of Materials and Equipment Incorporated in the Completed Construction
§6.4.1 Costs, including ~~transportation and storage,~~ transportation, of materials and equipment delivered to the Project site and incorporated or to be incorporated in the completed construction.

§6.4.2 Costs of materials described in the preceding Section 6.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.5 ~~Costs of Other Materials and Equipment, Temporary Facilities and Related Items~~ Costs of Other Materials

~~§ 6.5.1 Costs of transportation, storage, installation maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Coots for items not fully consumed by the Construction Manager shall mean fair market value.~~

~~§ 6.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and costs of transportation, installation, minor repairs, dismastling and removal. The total rental cost of any Construction Manager owned item may not exceed the purchase price of any comparable item. Rates of Construction Manager-owned equipment and quantities of equipment shall be subject to the Owner’s prior approval.~~

~~§6.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.~~

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		20
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

~~§ 6.5.4 Costs of document reproductions, facsimile transmissions and long distance telephone calls, Postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.~~

§ 6.5.5 ~~That portion-of the reasonable expenses of the Construction Manager’s supervisor or administrative personnel incurred while traveling in discharge of duties connected with the Work.~~ Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior written approval and provided that, as an express condition precedent to the release of any payment therefore, the Construction Manager must comply with the following procedures in a manner satisfactory to the Owner and its Lenders; the delivery of evidence to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest therein, including, without limitation, the delivery of evidence that any such storage is only in a bonded warehouse with either evidence of storage security insurance approved in advance by Owner in writing, or. in the case of materials stored in the fabricator’s warehouse, evidence that such materials are adequately insured, and are subject to a perfected UCC-1 security interest in favor of Owner, as well as photographic evidence and bills of sale from the suppliers thereof and any other such evidence reasonably requested by the Owner. It is understood that the Owner and its Lenders shall have the right to have inspecting consultant(s) verify the quantity and location of said off-site materials.

~~§ 6.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior approval.~~

§ 6.6 Miscellaneous Costs

Construction Manager’s cost for insurance, not including the cost of the Contractor Controlled Insurance Program (“CCIP”) or the cost of the Construction Manager’s Subcontractor Default Insurance Program (‘‘Subguard”), shall be charged at the stipulated rate of one percent (1%) of the Cost of the Work (the “ Insurance Premium”). Construction Manager’s cost of Subguard shall be charged at the stipulated rate of one and one and one quarter percent (1.25%) of the Cost of the Work directly attributable to the Subcontractors covered by that Subguard program, expressly excluding all other components of the Cost of the Work and/or the Contract Sum, such as the General Conditions Costs, the CM Fee (the “Subguard Premium”), the process for which shall be established by the parties pursuant to Section 8.1 hereof. Construction Manager’s cost for the CCIP shall be charged at a rate to be established in the first GMP Amendment (the “CCIP Premium”). The insurance Premium, the Subguard Premium and the CCIP Premium shall collectively be referenced in the Contract Documents as the “Premiums”. All of the Premiums to be charged at the percentages set forth in this Section 6.6 shall apply to all changes in the scope of the Work effected by duly-issued Change Orders and shall be included in the Application for Payment following the issuance of such Change Order(s) and shall be paid as part of the payment due on account thereof in accordance with the terms and conditions of the Contract Documents, provided that the conditions precedent to such payment have been satisfied pursuant to the Contract Documents.

~~§ 6.6.1 Premiums for that portion of insurance and bonds required by the Contract Documents that can be directly attributed to this Contract. Self-insurance for either full or partial amounts of the coverages required by the Contract Documents, with the Owner’s prior approval.~~

~~§ 6.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Construction Manager is liable.~~

~~§ 6.6.3 Fees and assessments for the building permit and for other permits, 1icenses and inspections for which the Construction Manager is required by the Contract Documents to pay.~~

~~§ 6.6.4 Fees of laboratories-for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201 2007 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 6.7.3.~~

~~§ 6.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the-cost of-defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of AIA Document A201 2007 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.~~

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		21
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

~~§ 6.6.6 Costs for electronic equipment and software, directly related to the Work with the Owner’s prior approval.~~

~~§6.6.7 Deposits lost for-causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility in the Contract Documents.~~

~~§6.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager after the execution of this Agreement in the performance of the Work and with the Owners prior approval, which shall not be unreasonably withheld.~~

~~§6.6.9 Subject to the Owner’s prior approval, expenses incurred in accordance with the Construction Manager’s standard written personnel policy for relocation and temporary living allowances of the Construction Manager’s personnel required for the Work.~~

§ 6.7 Other Costs and Emergencies
§6.7.1 Other costs reasonably and necessarily incurred in the proper performance of the Work if, and to the extent, approved in advance in writing by the Owner.

§6.7.2 Costs not resulting from the act, omission and/or negligence of Construction Manager or anyone for whose acts the Construction Manager may be liable (such as Subcontractors at any tier) that are reasonably and necessarily incurred in taking reasonable and prudent action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of ~~AIA Document A2012007.~~the General Conditions.

§6.7.3 Costs of repairing or correcting damaged ~~or nonconforming~~ Work executed by the Construction Manager, Subcontractors or suppliers, provided that such damaged ~~or nonconforming~~ Work was not caused by the act omission or negligence or failure to fulfill a specific responsibility of the Construction Manager and only to the extent that the cost of repair or correction is not ~~recovered~~ recoverable by the Construction Manager from insurance, sureties, Subcontractors, suppliers, or others.

~~§ 6.7.4The costs described in Sections 6.1 through 6.7 shall be included in the Cost of the Work, notwithstanding any provision of AIA Document A201 2007 or other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 6.8.~~

§ 6.8 Costs Not To Be Reimbursed
§6.8.1 The Cost of the Work shall not include the items listed below:

.1
Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s principal office or offices other than the site office, ~~except as specifically provided in Section 6.2, or as may be provided in Article 11,~~ all of which are included within the fixed Pre-Construction Fee or the CM Fee, as applicable;

.2	Expenses of the Construction Manager’s principal office and offices other than the site ~~office;~~ office, all of which are included within the fixed Pre-Construction Fee or the CM Fee, as applicable;
.3	Overhead and general expenses, except as may be expressly included in ~~Sections 6.1 to 6.7;~~ the General Conditions Costs, which shall be subject to the General Conditions Fee Limit;
.4	The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work;
.5
~~Except as provided in Section 6.7.3 of this Agreement, costs~~ Costs due to the negligence or failure of the Construction Manager, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of ~~the Contracts;~~ the Contract, including, without limitation, the costs of discharging any liens, as required pursuant to the Contract Documents, as well as any acceleration costs incurred to address delays caused by or through the Construction Manager or anyone for whose acts the Construction Manager may be liable, such as its Subcontractors or suppliers and any liquidated damages due hereunder:

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		22
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

.6	Any cost not specifically and expressly described in Sections 6.1 to 6.7;
.7	Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded; and
.8	~~Costs for services incurred during-the Preconstruction Phase.~~ Amounts required to be paid by the Construction Manager for income or franchise taxes, whether at the federal, state or local level:
.9
The cost of any dues, assessments or contributions paid to technical or trade associations, as well as the cost of any business license. Construction Manager’s license or other similar license required so that the Construction Manager or any Subcontractor may engage in business:

.10
Any fines or penalties imposed by any regulatory agency or governmental entity for violations which occur through the performance of the Work by or through the Construction Manager (including any such fines assessed on Work performed by anyone for whose acts the Construction Manager may be liable, such as its Subcontractors and suppliers, at all tiers);

.11
Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor, at any tier, except as may be expressly included as part of the Construction Manager’s Labor Burden set forth in the Contract Documents on account of wages and salaries included in the General Conditions Costs;

.12
Any costs or expenses incurred in negotiating this Agreement and/or obtaining the opportunity to be the Construction Manager for the Project, including the costs and expenses in providing Pre-construction Services in connection with this Project, if any; and

.13
The impact of any escalation upon the Cost of the Work throughout the duration of the completion of the Project, including, without limitation, any escalation of material and/or equipment costs, to the extent such escalation of costs would cause the Guaranteed Maximum Price to be exceeded.

§ 6.9 Discounts, Rebates and Refunds
§ 6.9.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be obtained.

§ 6.9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 6.9.1 shall be credited via Change Order to the Owner as a deduction from the Cost of the Work.

§ 6.10 Related Party Transactions
§ 6.10.1 For purposes of Section 6.10, the term “related party” shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Construction Manager; any entity in which any stockholder in, or management employee of, the Construction Manager owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Construction Manager. The term “related party” includes any member of the immediate family of any person identified above. The term “related party” also includes any entity in which any of the Construction Manager’s officers or directors or any members of the immediate family or one of the foregoing has any material interest in the contract, subcontract or arrangement, unless the other party (or parties) to such contract, subcontract or arrangement is the lowest qualified bidder in a bidding process and written records of the entire transaction are sufficient to satisfy AAF and its Lenders.

§ 6.10.2 If any of the costs to be reimbursed arise from a transaction between the Construction Manager and a related party, the Construction Manager shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Construction Manager shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3. If the Owner fails to authorize the transaction, the Construction Manager shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		23
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 6.10.3 The Construction Manager has advised the Owner that Liberty Equipment & Supply, LLC (“Liberty”) is a related party. The Construction Manager may propose this entity as a potential Subcontractor, provided that the Construction Manager complies with all terms and conditions of the Contract Documents regarding same including all bidding requirements, such as those that apply to self-performed Work proposed by Construction Manager. Further, as a condition precedent to the engagement of Liberty as a Subcontractor, the Construction Manager shall propose, for the Owner’s review and approval (which approval may be withheld in its sole discretion), the rates applicable to the Work that the Construction Manager proposes to have performed by Liberty. If and to the extent that the Owner and Construction Manager agree upon such rates, those rates shall be stipulated in an amendment to the Contract Documents, which may be accomplished through any GMP Amendment(s) executed in connection herewith.

§ 6.11 Accounting Records
The Construction Manager shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Construction Manager’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Construction Manager shall preserve these records for a period of ~~three~~ four years after final payment, or for such longer period as may be required ~~by law.~~ by law or by the Lenders.

ARTICLE 7    PAYMENTS FOR CONSTRUCTION PHASE SERVICES
§ 7.1 Progress Payments
§ 7.1.1 Based upon complete Applications for Payment properly submitted to the Architect and the Owner by the Construction Manager and Certificates for Payment issued by the ~~Architect,~~ Architect and the Owner, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract ~~Documents.~~ Documents, subject to the terms and conditions of the Contract Documents (including the General Conditions) regarding payment, As a condition precedent to the Owner’s obligation to make payment in connection with any Application for Payment, the Construction Manager shall provide with each such Application for Payment a Monthly Report (as defined in Section 3.3.4 of the General Conditions).

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

The period covered by each Application for Payment shall be one calendar month ending on the twenty-fifth day of the month.

§ 7.1.3 Provided that an Application for Payment is received by the Architect and the Owner not later than the Twenty-fifth (25th) day of a month, the Owner shall make payment ~~of the certified amount~~ of the lesser of the amount(s) certified by the Architect, the Owner and/or its Lender to the Construction Manager not later than ~~the day of the month.~~ Forty (40) days thereafter, provided that the conditions precedent to payment have been satisfied. If an Application for Payment is received by the Architect or the Owner after the application date fixed above, payment shall be made by the Owner not later than ~~(    ) days after the Architect receives the Application for Payment.~~ Forty (40) days after the Architect and the Owner receive the Application for Payment, provided that the conditions precedent to payment have been satisfied.
(Federal, state or local laws may require payment within a certain period of time.)

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		24
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 7.1.4 With each Application for Payment, the Construction Manager shall submit ~~payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached,~~ receipted invoices, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed (1) progress payments already received by the Construction ~~Manager, loss~~ Manager; less (2) that portion of those payments attributable to the Construction Manager’s ~~Fee, plus~~ Fee; plus (3) payrolls for the period covered by the present Application for Payment. As a condition precedent to the Owner’s obligation to make progress_payments, it is expressly agreed that the Construction Manager shall furnish to the Owner the Application for Payment and all documents that the Construction Manager is required to provide with such Application for Payment pursuant to the Contract Documents, including, without limitation, this Agreement and the General Conditions, such as the requirements of Section 12.1 hereof, as well as Sections 1.7. 3.3.4, 3.10 and 9.3 of the General Conditions. This includes, for example, the obligation to provide (a) current conditional waivers and releases from the Construction Manager in the total amount of the payment being requested and (b) unconditional partial waivers and releases for Work performed in the previous month for which payment has been received from the Owner, which unconditional partial waivers and releases shall be provided from the Construction Manager and from all Subcontractors and material suppliers who performed such Work who are either (i) in privity with the Construction Manager, or (ii) have provided Notices to Owner in accordance with Chapter 713, Florida Statutes. In addition, if requested, the Construction Manager shall also provide as a condition precedent to payment current conditional waivers and releases in the total amount of the payment being requested from all Subcontractors and material suppliers who are either (i) in privity with the Construction Manager, or (ii) have provided Notices to Owner in accordance with Chapter 713, Florida Statutes. These waivers and releases shall be in the forms attached to this Agreement and made a part hereof as Exhibits F and H.

§ 7.1.5 Each Application for Payment shall be based on the ~~most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. The schedule of values~~ Schedule of Values attached to, and made a part of, the Guaranteed Maximum Price Amendment (the “Schedule of Values”). The Schedule of Values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The ~~schedule of values~~ Schedule of Values shall be prepared in such form as attached to the Guaranteed Maximum Price Amendment and supported by such data to substantiate its accuracy as the Architect may ~~require. This schedule, unless objected to by the Architect,~~ reasonably require. The Schedule of Values made a part of the Guaranteed Maximum Price Amendment. shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.

§ 7.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed, or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 7.1.6.1 If and to the extent approved by the Lender(s)and provided that the conditions precedent to the payment thereof have been satisfied by the Construction Manager, including, without limitation, the delivery of documentation evidencing the payment thereof, then the Construction Manager shall include within the first Application for Payment submitted following the execution of any GMP Amendment, the following Premiums: (i) Subguard Premium on account of such GMP Amendment, (ii) Bond Premium paid by the Construction Manager on account of such GMP Amendment, and (iii) eighty percent of the Insurance Premium and CCIP Premium on account of the GMP Amendment. The balance of the Insurance Premium and CCIP Premium shall be billed in the Construction Manager’s second and third Applications for Payment during the Construction Phase following the execution of the GMP Amendment.

§ 7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1
Take that portion of the Guaranteed Maximum Price properly allocable to completed Work by Subcontractors as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of ~~AIA Document A201 2007;~~ the General Conditions;

.2
Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon ~~in writing;~~in writing, provided that the conditions precedent to the payment thereof have been satisfied, including the need to have same appropriately labeled and protected by appropriate insurance, as well as the need to have documentation to establish the value thereof and the Owner’s title therein, all in form and content acceptable to the Owner and its Lenders;

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		25
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

.3
Add the ~~Construction Manager’s Fee, less retainage of    percent    (    %). The Construction Manager’s Fee shall be computed upon the Cost of the Work at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, shall be on amount that bears the same ratio to that fixed sum fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion~~;appropriate portion of the General Conditions Fee Limit, which shall be computed by taking the General Conditions Fee Limit and multiplying that sum by the percentage of completion of the Work;

.4	Add the appropriate portion of the Construction Manager’s Fee, which shall be computed by taking theConstruction Manager’s Fee and multiplying that sum by the percentage of completion of the Work;
.4	Subtract ~~retainage of percent ( %) from that portion of the Work that the Construction Manager self performs;~~the Applicable Retainage;
.5	Subtract the aggregate of previous payments made by the Owner;
.6
Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s auditors in such documentation; and

.7
Subtract amounts, if any, for which the Architect or Owner or any Lender has withheld or nullified a Certificate for Payment as provided in Section 9.5 of ~~AIA Document A201 2007.~~the General Conditions.

§7.1.8 The Owner and Construction Manager shall agree upon (1) a mutually acceptable procedure for review and approval of payments to Subcontractors and (2) the percentage of retainage held on Subcontracts, with it being understood that ten percent (10%) retainage shall be held on Subcontracts, except with the prior written approval of the Owner and its Lenders to a change therein, and the Construction Manager shall execute subcontracts in accordance with those agreements.

§ 7.1.9 Except with the Owner’s prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections; or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.

§ 7.1.11 From each progress payment made pursuant to the Contract Documents, there shall be a contract retainage holdback withheld pursuant to the terms of this Section (the “Applicable Retainage”). Initially, the Owner shall retain Ten Percent (l0%) of the Contract Sum (including the Construction Manager’s Fee) due to the Construction Manager pursuant to the Contract Documents, but retainage shall not be withheld on the General Conditions Costs, the Premiums and the Bond Premium. If requested by the Construction Manager after Fifty Percent (50%) of the Work has been completed, the Owner shall reduce retainage on the balance of the Work to be completed from that point forward to Five Percent (5%) of the Contract Sum (including the Construction Manager’s Feel). provided however, that such reduction of retainage shall only be applied if the Project is being completed in accordance with the Schedule, the Work has been performed to date in accordance with the Contract Documents, the Lender consents to such reduction and the conditions precedent to the payment thereof have been satisfied by the Construction Manager. It is understood that amounts retained may be withheld by the Owner until all conditions precedent to final payment have been satisfied. With regard thereto, the Applicable Retainage held with respect to the Work performed by a Subcontractor at the early stages of the completion of the Project may be reduced or released, following that Subcontractor’s completion of the portion of the Work required to be performed by such Subcontractor pursuant to its subcontract, provided however, that the Owner will not consider such reduction unless and until all conditions precedent to the release thereof have been satisfied (including, without limitation, the delivery of as-built record documents as required by the Contract Documents) and final, unconditional lien waivers with respect to such Work have been received by the Owner.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		26
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 7.2 Final Payment
§ 7.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, including, if and as applicable, the Incentive (the Construction Manager’s share of the Savings, if any), shall be made by the Owner to the Construction Manager when
.1
the Construction Manager has fully performed the Contract, including, without limitation, all Work, to the extent and in the manner required by theContract Documents (including the completion of all Punch List Items to the satisfaction of the Owner and Architect), except for the Construction Manager’s responsibility to correct Work as provided in Section 12.2.2 of ~~AIA Document A201 2007,~~the General Conditions, and to satisfy other requirements, if any, which extend beyond final payment;

.2	the Construction Manager has submitted a final accounting for the Cost of the Work and a final Application for Payment; ~~and~~
.3	a final Certificate for Payment has ~~been issued by the Architect.~~been issued by the Architect and the Owner;
.4
all final and unconditional approvals, certifications and inspections have been obtained from all governmental agencies/entities with jurisdiction over the Project pursuant to all governmental requirements and such unconditional approvals, certifications and inspections have been delivered to the Owner (including all such approvals, certifications and inspections with regard to the private inspectors engaged by or through the Owner, the governmental approvals issued for the Project and all subcontractors’ permits obtained with regard to the Project); and

.5
all close-out documentation required from the Construction Manager by the Contract Documents in connection with final payment has been delivered to the Owner, in form and content reasonably acceptable to the Owner and its Lenders, including, without limitation, all documentation required by the Contract Documents with regard to final payment, including the General Conditions, such as the final contractor’s affidavit from the Construction Manager and the waivers and releases from the Construction Manager and all Subcontractors and material suppliers who are either (i) in privity with the Construction Manager, or (ii) have provided Notices to Owner in accordance with Chapter 713, Florida Statutes, all in the forms attached to this Agreement and made a pan hereof as Exhibits G and H.

Notwithstanding the foregoing, it is understood that the waivers and releases to be provided by the Construction Manager from itself and others may be conditioned upon receipt of the final payment due to such parties, provided that the Owner will have the right to either (a) issue joint checks to the Construction Manager and any such party and condition the release of such joint checks upon the delivery of unconditional waivers and releases from them in the forms attached as exhibits and/or (b) release payment to such party or parties, while continuing to withhold the remaining balance of the Contract Sum attributable to the Construction Manager’s Fee until the Construction Manager has provided the Owner with unconditional, final waivers and releases from all such parties, together with a final waiver and release from the Construction Manager that is conditioned only on the receipt of such remaining balance of the Construction Manager’s Fee (all such waivers and releases to be in the forms attached to this Agreement and made a part hereof as Exhibits G and I), together with its commitment to deliver its unconditional waiver and release within ten (10) days from the Construction Manager’s receipt of payment.

The Owner’s final payment to the Construction Manager shall be made no later than ~~30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:~~

60 days after the conditions precedent to the issuance of final payment have been satisfied, including those set forth in this Section 7.2. With regard thereto, it is understood and agreed that the Owner may, without any obligation to do so, and only with the prior written approval of the Surety and the Lender(s), release portions of the Applicable Retainage following Substantial Completion, provided that the Owner shall in such event withhold, at a minimum, an amount equal to the sum of Three Hundred Percent (300%) of the Owner’s estimated cost to complete all outstanding Work, including all Punch List Items, plus the CM Fee attributable thereto, plus the Incentive, if any, due pursuant to the Contract Documents (the “Final Retainage”). In such event the Final Retainage shall be paid to the Contractor in accordance with the terms and conditions hereof regarding final payment.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		27
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 7.2.2 The Owner’s auditors will review and report in writing on the Construction Manager’s final accounting within ~~30~~ 60 days after delivery of the final accounting to the ~~Architect~~ Ownerby the Construction Manager. Based upon such Cost of the Work as the Owner’s auditors report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions precedent to payment of Section ~~7.2.1~~ 12.2.1have been met, the Architect will, ~~within seven days~~ after receipt of the written report of the Owner’s auditors, either issue to the Owner a final Certificate for Payment for the Owner’s execution, with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the ~~AIA Document A201 2007.~~ General Conditions. The time periods stated in this Section 12.2.2 supersede those stated in Section 9.4.1 of the ~~AIA Document A201 2007.~~ General Conditions. The Architect is not responsible for verifying the accuracy of the Construction Manager’s final accounting.

§ 7.2.3 If the Owner’s auditors report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to request ~~mediation~~ dispute resolution of the disputed amount without seeking an Initial decision pursuant to Section 15.2 of ~~A201 2007.~~ the General Conditions. A request for ~~mediation~~ dispute resolutionshall be made by the Construction Manager within 30 days after the Construction Manager’s receipt of a copy of the ~~Architect’s final Certificate for Payment. Failure to request mediation~~ report of the auditors or the Architect’s final Certificate for Payment, whichever is earlier. Failure to request same within this 30-day period shall result in the substantiated amount reported by the Owner’s auditors becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the ~~amount certified in the Architect’s final Certificate for Payment.~~ undisputed amount certified in the final Certificate for Payment executed by the Architect and the Owner and approved by its Lender.

~~§ 7.2.4 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Section 6.1.1 and not excluded by Section 6.8 to correct defective or nonconforming Work, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in savings as provided in Section 5.2.1, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.~~

ARTICLE 8     INSURANCE AND BONDS
For all phases of the Project, the Construction Manager ~~and the Owner shall purchase and maintain insurance, and the Construction Manager shall provide bonds as set forth in Article 11 of AIA Document A201 2007.~~ shall purchase and maintain insurance as described in Article 11 and in the requirements attached hereto as Exhibit J, and the Construction Manager shall be required to provide bonds as described therein.
(State bonding requirements, if any, and limits of liability for insurance required in Article 11 of AIA Document A201–2007.)

§ 8.1 The Construction Manager shall be required to furnish payment and performance bonds for this Project in accordance with Section 11.4 of the General Conditions for which the Construction Manager shall provide a cost on the Schedule of Values Included as part of each Guaranteed Maximum Price proposal including the bond percentage rate therefor, the amount of which shall not exceed one percent (1%) of the proposed Guaranteed Maximum Price (the “Bond Premium”), with it being understood and agreed that the General Conditions Fee Limit includes $858,500.00 on account of the estimated Bond Premium for such bonds. which was calculated based upon the Budget. The Owner may also require the Construction Manager to obtain payment and performance bonds from certain Subcontractors, provided that the Contract Sum and GMP will then need to be adjusted on account of the actual cost of the premium for such bond(s), the cost of which shall not exceed the percentage of the amount of such Subcontractor’s contract as set forth in the GMP Amendment that covers such Subcontractor’s scope of the Work.

~~Type of Insurance or Bond~~	~~Limit of Liability or Bond Amount ($0.00)~~

§ 8.2 The Owner shall purchase and maintain insurance as described in Article 11 of the General Conditions and Exhibit J to this Agreement.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		28
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 8.3 The Construction Manager shall enroll the Project into its Subguard program. Subguard will provide default insurance for all Subcontractors on the Project with original subcontract values of five hundred thousand dollars ($500,000) or more, unless the Subguard carrier or the Construction Manager requires that a Subcontractor be excluded from such policy. When submitting each proposed GMP Amendment, the Construction Manager shall identify those Subcontractors that will perform Work covered by that GMP Amendment that will be excluded from Subguard such that the Construction Manager and the Owner may determine whether a payment and performance bond will be obtained for that Subcontractor. The cost for any such bonds shall be reimbursed as a Cost of the Work. Required limits for Subguard are established at twenty-five million dollars ($25,000,000) per occurrence and seventy-five million dollar ($75,000,000) aggregate (program-wide).

ARTICLE 9     DISPUTE RESOLUTION
§ 9.1 Any Claim between the Owner and Construction Manager shall be resolved in accordance with the provisions set forth in this Article 9 and Article 15 of ~~A201 2007.~~ the General Conditions.However, for Claims arising from or relating to the Construction Manager’s Preconstruction Phase services, no decision by the Initial Decision Maker shall be required as a condition precedent to ~~mediation or binding~~ dispute resolution, and Section 9.3 of this Agreement shall not apply.

§ 9.2 ~~For any Claim subject to, but not resolved by mediation pursuant to Section 15.3 of AIA Document A201 2007.~~ If Claims, disputes and/or other matters in question between Construction Manager and Owner cannot be resolved satisfactorily by the Initial Decision Maker, the Construction Manager and the Owner shall meet and attempt in good faith to resolve any such claim or dispute. As part of this process, the parties shall endeavor to settle disputes through a meeting between the following persons as the dispute resolution board: Mike Reininger on behalf of the Owner and Jeffrey A. Gouveia Jr. on behalf of the Construction Manager. For any Claim not resolved pursuant to Article 15 of the General Conditions and this meeting process, the method of binding dispute resolution shall be as ~~follows:~~follows

(Check the appropriate box. If the Owner and Construction Manager do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)
[      ] Arbitration pursuant to Section 15.4 of AIA Document A201–2007

[ XX]Litigation in a court of competent jurisdiction

[      ] Other: (Specify)

The venue for litigation shall be Miami-Dade County. In the event of any litigation arising under, or in connection with, this Contract, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, expert fees, and costs, from the non-prevailing party, at the hearing, pre-trial, trial and appellate levels. For purposes of the Contract Documents the term “prevailing party” shall mean the party who substantially obtains or defeats the relief sought, as the case may be, whether by judgment or the abandonment by the other party of its claim or defense and the term “attorneys’ fees” shall mean the reasonable fees and expenses of counsel to the parties hereto, which may include without limitation, printing duplicating and other expenses customarily charged by attorneys to their clients.

The provisions of this Section regarding venue and attorneys’ fees are mandatory and exclusive and shall survive termination of the Contract for any reason.

§ 9.3 Initial Decision Maker
The Architect will serve as the Initial Decision Maker pursuant to Section 15.2 of ~~AIA Document A201 2007~~ the General Conditions for Claims arising from or relating to the Construction Manager’s Construction Phase services, unless the ~~parties appoint~~ Owner appoints below another individual, not a party to the Agreement, to serve as the Initial Decision Maker.
(If the parties mutually agree, insert the name, address and other contact information of the Initial Decision Maker, if other than the Architect.)

It is expressly understood that all decisions by the Architect shall be subject to dispute resolution by either party pursuant to the terms and conditions of the Contract Documents, including Article 15 of the General Conditions. Further, it is understood that the Owner may replace the Architect as the Initial Decision Maker, provided that the replacement is a design professional, contractor or construction manager with experience in projects similar to the Project and that the replacement is acceptable to the Construction Manager, whose acceptance shall not be unreasonably withheld or delayed.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		29
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

ARTICLE 10     TERMINATION OR SUSPENSION
§ 10.1 Termination Prior to Establishment of the Guaranteed Maximum Price
§ 10.1.1 Prior to the execution of the Guaranteed Maximum Price Amendment, the Owner may terminate this Agreement upon not less than seven days’ written notice to the Construction Manager for the Owner’s convenience and without cause, and the Construction Manager may terminate this Agreement, upon not less than seven days’ written notice to the Owner, for the reasons set forth in Section 14.1.1 of ~~A201 2007.~~ the General Conditions, with it being understood that under no circumstances shall the Owner be liable for any lost profits, lost revenue unabsorbed overhead or any other losses of any kind whatsoever associated with any Preconstruction Phase Services or Work not performed.

§ 10.1.2 In the event of termination of this Agreement pursuant to Section 10.1.1, the Construction Manager shall be equitably compensated for Preconstruction Phase ~~services~~ Services properly performed prior to receipt of a notice of termination. In no ~~event~~ event, however,shall the Construction Manager’s compensation under this Section exceed the compensation set forth in Section ~~4.1.~~4. 1 or the proportionate share of such compensation that relates to the percentage of Preconstruction Phase Services performed prior to such termination.

§ 10.1.3 If the Owner terminates the Contract pursuant to Section 10.1.1 after the commencement of the Construction Phase pursuant to a duly issued Modification to this Agreementbut prior to the execution of the Guaranteed Maximum Price Amendment, the Owner shall pay to the Construction Manager an amount calculated as ~~follows, which amount shall be in addition to any compensation paid to the construction Manager under Section 10.1.2:~~follows:
.1	Take the Cost of the Work reasonably and necessarily incurred by the Construction Manager to the date of termination;
.2
Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section ~~5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion;~~ 5.1; and

.3	Subtract the aggregate of previous payments made by the Owner for Construction Phase services.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders. All Subcontracts, purchase orders and rental agreements entered into by the Construction Manager will contain provisions allowing for assignment to the Owner as described above.

If the Owner accepts assignment of subcontracts, purchase orders or rental agreements as described above, the Owner will reimburse or indemnify the Construction Manager for all costs arising under the subcontract, purchase order or rental agreement, if those costs would have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner chooses not to accept assignment of any subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager will terminate the subcontract, purchase order or rental agreement and the Owner will pay the Construction Manager the costs reasonably andnecessarily incurred by the Construction Manager because of such termination.

§ 10.2 Termination Subsequent to Establishing Guaranteed Maximum Price
Following execution of the Guaranteed Maximum Price Amendment and subject to the provisions of Section 10.2.1 and 10.2.2 below, the Contract may be terminated as provided in Article 14 of ~~AIA Document A201 2007.~~the General Conditions with it being understood that under no circumstances shall the Owner be liable for any lost profits, lost revenue, unabsorbed overhead or any other losses of any kind whatsoever associated with any Preconstruction Phase Services or Work not performed.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		30
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 10.2.1 If the Owner terminates the Contract for cause after execution of the Guaranteed ~~Maximum~~ Price Amendment, the amount payable to the Construction Manager pursuant to ~~Sections 14.2 and 14.4 of A201 2007~~ Section 14.2 of the General Conditions shall not exceed the amount the Construction Manager would otherwise have received pursuant to Sections 10.1.2 and 10.1.3 of this Agreement. If the Owner terminates the Contract for convenience after execution of the Guaranteed Maximum Price Amendment, the amount payable to the Construction Manager under Section 14.2 of the General Conditions shall not exceed the amount the Construction Manager would otherwise have received under Sections 10.1.2 and 10.1.3 above.

§ 10.2.2 If the Construction Manager terminates the Contract for cause after execution of the Guaranteed Maximum Price Amendment, the amount payable to the Construction Manager under Section 14.1.3 of ~~A201 2007~~ the General Conditions shall not exceed the amount the Construction Manager would otherwise have received under Sections 10.1.2 and 10.1.3 ~~above, except that the Construction Manager’s Fee shall be calculated as if the Work had been fully completed by the Construction Manager, utilizing as necessary a reasonable estimate of the Cost of the Work for Work not actually completed.~~above.

§ 10.3 Suspension
The Work may be suspended by the Owner as provided in Article 14 of ~~AIA Document A201 2007. In such case, the Guaranteed Maximum Price and Contract Time shall be increased us provided in Section 14.3.2 of AIA Document A201 2007, except that the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Sections 5.1 and 5.3.5 of this Agreement.~~ the General Conditions. In such case, the Contract Time shall be extended as provided in Section 8.3 of the General Conditions.

ARTICLE 11     MISCELLANEOUS PROVISIONS
§ 11.1 Terms in this Agreement shall have the same meaning as those in ~~A201 2007.~~the General Conditions.

§ 11.2 Ownership and Use of Documents
Section 1.5 of ~~A201 2007~~ the General Conditions shall apply to both the Preconstruction and Construction Phases.

§ 11.3 Governing Law
Section 13.1 of ~~A201 2007~~ the General Conditions shall apply to both the Preconstruction and Construction Phases.

§ 11.4 Assignment
The Owner and Construction Manager, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Construction Manager shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement ~~to a lender providing financing for the Project if the lender agrees to assume the Owner’s rights and obligations under-this-Agreement. Exeept as provided in Section 13.2.2 of A201 2007, neither party to the Contract shall assign the Contract as a whole without written consent of the other.~~ as provided in the General Conditions. If either party attempts to make ~~such an assignment without such consent,~~ an assignment without a consent that is required under the Contract Documents, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 11.5Other provisions:

§ 11.5.1 CONFIDENTIALITY. The Construction Manager may, during the course of providing its Preconstruction Phase Services or the performance of Work. have access to or acquire knowledge of plans, concepts, designs, materials, data, systems and/or other information of, or with respect to, the Owner, or any subsidiaries or affiliated companies thereof, which may not be accessible or known to the general public (“Confidential Information”). Confidential information that is specific as to techniques, equipment, processes, products, concepts or designs, etc. shall not be deemed to be within the knowledge of the general public merely because it is embraced by general disclosures in the public domain. Except as required by law or otherwise expressly provided in the Contract Documents, any knowledge acquired by Construction Manager from such Confidential Information or otherwise through its engagement hereunder shall not be used, published or divulged by Construction Manager to any other person, firm or corporation, or used in any advertising or promotion regarding Construction Manager or its services, or in any other manner or connection whatsoever without first having obtained the express written permission to do so from the Owner, which permission Owner may withhold in its sole discretion. Further, the Contractor may not without within consent of Owner issue any press release with respect to the Project or the Contract. The Construction Manager specifically agrees that the foregoing confidentiality obligation applies to,but is not limited to, any information disclosed to Construction Manager in any document provided to Construction Manager pursuant to or in connection with this Agreement, including but not limited to, any Request for Proposal. Request for Estimate, Request for Quotation and Invitation to Bid. In addition, the Construction Manager shall not use any trademark or service mark developed for the Project or otherwise belonging to the Owner. FECR or any of their subsidiaries or affiliates, at any tier, without the Owner’s express written consent. The provisions of this Section, and these undertakings to keep such information and documentation confidential and to refrain from using marks. will survive the expiration or earlier termination of this Agreement.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		31
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 11,5.2 DELIVERABLES. “Deliverables” shall mean all drawings, specifications, data, ideas, designs, concepts, sketches, artwork, molds, models, tooling, programs, software, reports, improvements, inventions, original works of authorship or other tangible or intangible work product in whole or in part conceived. produced, commissioned or acquired by Construction Manager in connection with the Preconstruction Phase Services or the Work. The Construction Manager shall, supply all Deliverables to Owner in accordance with the requirements of this Agreement and the Contract Documents. For example, the Agreement Number, specification number, item number, and any other required identification must appear on all Deliverables submitted to Owner. The Construction Manager is and shall be fully responsible for the preparation and accuracy of all Deliverables and the strict compliance of the Deliverables with all requirements of the Contract Documents. The Owner’s review, approval, action or inaction taken on the Deliverables is for Owner’s convenience and/or to express Owner’s opinion and shall not relieve or discharge the Construction Manager either expressly or by implication from its responsibilities and obligations under the Contract Documents. Title to all Deliverables shall be and remain the sole and exclusive property of Owner when produced, whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Construction Manager agrees that any Deliverables shall be deemed to be “works made for hire” for Owner as the author, creator, or inventor upon creation; provided, however, that in the event and to the extent that such Deliverables are determined not to constitute “works made for hire” as a matter of law. Construction Manager hereby irrevocably assigns and transfers such property, and all right, title and interest therein, whether now known or hereafter existing, including but not limited to patents and copyrights, to Owner and its successors and assigns. Construction Manager grants to Owner all rights including, without limitation, reproduction, manufacturing and moral rights, throughout the universe in perpetuity and in all languages and in any and all media whether now or hereafter known, with respect to such Deliverables, Construction Manager acknowledges that Owner is the motivating force and factor, and for purposes of copyright or patent, has the right to such copyrightable or patentable Deliverables produced by Construction Manager under this Agreement. The Construction Manager shall deliver all Deliverables to Owner promptly upon their completion or the sooner termination of the Agreement, whether complete or not. The Construction Manager agrees to execute any and all documents and do such other acts as requested by Owner to further evidence any of the transfers, assignments and other rights provided for herein. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

§ 11.5.3 REPRESENTATIONS The Construction Manager hereby represents and warrants that it has the professional experience and skill to perform the Preconstruction Phase Services and the Work required to be performed hereunder: that it shall comply with all applicable federal, state and local laws, including without limitation all professional registration (both corporate and individual) for all required basic disciplines; that it shall perform the Preconstruction Phase Services and the Work in accordance with generally accepted professional standards and in an expeditious and economical manner; that it has sufficient capital assets and is adequately financed to meet all financial obligations it may be required to incur hereunder: that the Deliverables shall not call for the use of nor infringe any patent, trademark, service mark, copyright or other proprietary interest claimed or held by any person or interest; and that it shall provide and employ in connection with the performance of Preconstruction Phase Services and the Work personnel qualified and experienced in their profession, it being understood that Owner may at any time require Construction Manager to remove, and Construction Manager shall forthwith remove, any person employed in connection with the performance of the Services for any reason whatsoever.

§ 11.5.4 KEY PERSONNEL In the event that any employees of the Construction Manager are listed as “Key Personnel” in Exhibit K hereto, the Construction Manager aknowledges that Owner has relied upon and hired Construction Manager because of the involvement of such individuals. The Construction Manager agrees that such Key Personnel shall be assigned to the Project and that the Construction Manager shall not remove any Key Personnel from the performance of the Preconstruction Phase Services and the Work absent the written request of or prior written consent of, the Owner.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		32
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 11.5.5 CORRECTIONIf. at any time during the performance of the Work or during the maximum period permitted by applicable law after complection of same, it is discovered that Construction Manager or any of its officers, directors, agents, employees. Subcontractors (as defined in the General Conditions) or Subconsultants (as defined below). at any tier, has committed any act, error or omission, or has failed to meet the warranties and representations contained herein, which has caused or will cause additional expense to Owner, then the Construction Manager shall, at Owner’s request, promptly make all necessary corrections and/or bear any and all such additional expenses associated with the correction of same. The foregoing is without limitation of Owner’s other rights under the Contract Documents or at law or in equity. Correction of acts, errors and omissions shall include, but not be limited to, the completion of, and payment for, additional architectural and engineering service design documentation, travel, demolition, removal, relocation, manufacture, fabrication, construction, testing and installation, irrespective of whether originally performed by the Construction Manager, the Owner, or a third party.

§ 11.5.6 SUBCONSULTANTSIf Construction Manager, as part of the performance of its Preconstruction Phase Services hereunder, is required to commission, or chooses to engage, other consultants (each, a “Subconsultants”), then the following provisions shall apply:

a.______The Construction Manager shall obtain Owner’s written consent prior to engaging the services of any Subconsultant and shall not engage any Subconsultant to which Owner objects:

b.          The Construction Manager shall direct and coordinate the services of any Subconsultant commissioned by Construction Manager;

c.              The Construction Manager shall bear full responsibility under this Agreement for all services of its Subconsultant(s), including without limitation each Subconsultant’s acts, errors and omissions;

d.______The Owner shall have no obligation to pay, or be responsible in any way, for the payment of any monies to any Subconsultant;

e,______All agreements between Construction Manager and any Subconsultants shall reflect the terms of this Agreement and require the Subconsultant, to the extent of the Preconstruction Phase Services to be performed by the Subconsultant, to assume toward the Construction Manager all the obligations which Construction Manager by this Agreement and the Contract Documents assumes towards the Owner, it being understood that nothing herein shall in any way relieve Construction Manager from any of its duties under this Agreement.

f.______The Owner shall be a third party beneficiary of all obligations under all agreements between Construction Manager and any Subconsultants; provided, however, that nothing contained herein or therein shall create any contractual relationship between Owner and any Subconsultant or any obligation of Owner to any Subconsultant.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		33
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 11.5.6 LENDER With respect to any financing of the Project, the Contractor hereby agrees to comply with the reasonable requirements of any lenders with any interest in the property on which the Project is located or fromwhom the Owner obtains, or attempts to obtain, financing in connection with the Project (individually, a ‘‘Lender” and collectively, “Lenders”). For example, the Contractor agrees to abide by and conform to the reasonable requirements of the Lenders with respect to the making of periodic progress or construction draws and agrees to (i) prepare and execute the certificates, applications, requests for construction draws and similar documents reasonably required of the Contractor, (ii) cooperate with the Lenders and provide Lenders with reasonable access to the job site and the Contractor’s Project accounting and other relevant records, (iii) provide such other information, all as the Lenders may reasonably require, (iv) cooperate with any Lender-delegated inspector (which may be an architect, engineer, or other representative), in all reasonable respects, and (v) execute such documents with respect to the construction financing as the Lenders may reasonably require, including without limitation, (a) a tri-party agreement consenting to continued performance under the Contract Documents at the Lender’s request if it becomes a mortgagee in possession. and (b) a consent to the collateral assignment of this Contract by the Owner. Without limiting the foregoing, the Contractor expressly agrees to comply with all laws and other requirements imposed by any Lenders under any financing that are applicable to the Contractor and/or the Work, including, without limitation, anti-kickback, record-keeping, drug use, employment practices, and affirmative action respecting designated classes of employees and subcontractors, as the same may be revised, supplemented or superseded from time to time, including, without limitation, those requirements set forth on Exhibit M to this Agreement, which is made a part hereof by this reference, as well as the requirement to provide the certifications set forth on Exhibit M-1 to this Agreement as and when requested by the Owner, The Contractor hereby waives all claims against the Owner, if any, due to any reasonable delay (not more than 45 days) in the making of any payments hereunder on account of the failure of any Lender(s) to process payment in a timely manner, This waiver does not apply to the extent that the delay is due to the Owner’s failure or action.

§ 11.5.7 ROW Contractor acknowledges that in the performance of its Preconstruction Phase Services and/or the Work, the Contractor may need to access portions of land which exist within the right of way owned and operated by Florida East Coast Railway (the “Right of Way” or “ROW”), as more particularly described in that certain Grant of Passenger Service Easements dated December 20, 2007, by and between Florida East Coast Railway, L.L.C. ( “FECR”). as grantor, and Owner as grantee (as successor to FDG Passenger RQW Holdings LLC, a Delaware limited liability company) pursuant to which the Owner has certain permanent, perpetual, and exclusive rights, privileges, and easements regarding the Right of Way (as amended from time to time. “Governing Document”). The Contractor’s access to the ROW is subject to the Governing Document, Contractor shall not do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Governing Document Moreover, Contractor agrees to be bound by and agrees to perform all of the acts and responsibilities required by the Governing Document as are applicable to the access to and use of the ROW. This includes, without limitation, the requirements and restrictions set forth on Exhibit N to this Agreement. which is made a part hereof by this reference. Further, whether or not the Contractor performs Preconstruction Phase Services or Work within the ROW, the Contractor shall adopt, monitor and enforce reasonable rules and regulations for the conduct of its employees, patrons, agents and contractors (including employees thereof) or any other persons to protect them from injury while on, about or near any track on or adjoining the ROW.

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		34
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

§ 11.5.8 NOTICES Unless expressly stated to the contrary, all notices and communications of any manner whatsoever required or permitted in connection with the Contract Documents shall be in writing. Each notice required or permitted to be given hereunder must comply with the requirements of this Section. Each notice shall be sent by certified or registered mail, postage prepaid, by hand-delivery, or by telecopy, to the other party to the attention of the persons and at the addresses or telecopier numbers set forth on the first page of the Agreement. Each party may change its address or telecopier number for the purposes hereof by giving notice thereof to the other party in the manner provided herein. All notices shall be effective upon delivery or refusal of delivery. The time from which a response to any such notice commences to run is from the date of receipt of the notice by the addressee thereof Rejection or other refusal by the addressee to accept the notice shall be deemed to be receipt of the notice. In addition, if a party changes its address without providing notice to the other party pursuant to this Section, the inability to deliver notice due to the change of address shall be deemed to be receipt of the notice sent. It is understood that email addresses of the parties have been provided to enable the parties to provide courtesy copies of notices to each other via email, but that email delivery shall not be an acceptable form of delivery of notice hereunder. In addition to the foregoing, each and every notice to the Owner or Contractor of an alleged Claim or default and/or an attempted termination must be sent to the that party with a simultaneous copy to the following parties, by hand-delivery or by Federal Express or other similar overnight delivery service in order for such communication to constitute valid notice hereunder:

All Aboard Florida – Operations LLC
2855 S. LeJeune Road, 4th Floor
 Coral Gables, Florida 33134
Attention: Legal Department

Suffolk Construction Company, Inc.
One Harvard Circle,
West Palm Beach, Florida 33409
Attention: Legal Department

ARTICLE 12     SCOPE OF THE AGREEMENT
§ 12.1 This Agreement (which includes the Contract Documents incorporated herein) represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agregment, statement, course of dealing usage of trade, or promise not contained in this Agreement. shall be valid or binding or used to interpret this Agreement Further, any failure by the Owner to require strict compliance with any provision of this Agreement shall not be construed as a waiver of such provision, and Owner may subsequently require strict compliance at any time, notwithstanding any prior failure to do so. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way. Both Owner and Construction Manager have, with the assistance of their respective counsel, actively negotiated the terms and provisions contained in the Contract Documents. Therefore, the Owner and the Construction Manager waive the effect of any law which interprets uncertainties in a contract against the party who drafted the contract. The captions contained in this Agreement are inserted for convenience of reference only and shall not be construed in any manner for the purpose of interpreting the provisions thereof. No changes, amendments or modifications of any of the terms or conditions of the Contract Documents shall be valid unless made in writing and signed by the Owner and the Construction Manager, notwithstanding any course of dealing between, or course of conduct of the parties or any Industry practices to the contrary.

§ 12.2 The following documents comprise the ~~Agreement:~~Agreement and are hereby incorporated into the Contract Documents as if fully set forth herein:
.1
AIA Document Al33–2009, Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum ~~Price~~Price, as revised herein;

.2	AIA Document A201–2007, General Conditions of the Contract for ~~Construction~~
~~.3~~
~~AIA Document E201™ 2007, Digital Data Protocol Exhibit, if completed, or the following:~~ Construction, as revised and attached hereto as Exhibit E (which is referenced throughout the Contract Documents as the “General Conditions”).

~~.4~~	~~AIA Docoument E202-TM 2008, Building Information Modeling Protocol Exhibit, if completed, or the following:~~
~~.5~~	.3 Other documents:
(List other documents, if any, forming part of the Agreement.)

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		35
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)

The following exhibits are hereby incorporated into the Agreement

Exhibit A Exhibit B Exhibit C-1	Construction Management Services Schedule Preconstruction Services Fee Breakdown
Exhibit C-2	General Conditions Fee Limit Breakdown
Exhibit D	Form of Guaranteed Maximum Price Amendment
Exhibit E Exhibit F	Form of General Conditions Subcontractor Waiver and Release Upon Progress Payment
Exhibit G	Subcontractor Waiver and Release Upon Final Payment
Exhibit H	Construction Manager Waiver and Release Upon Progress Payment
Exhibit I	Construction Manager Final Affidavit and Waiver
Exhibit J	Insurance Requirements
Exhibit K	Construction Manager’s Personnel and Project Staffing Breakdown and Stipulated Rates
Exhibit L	Legal Description
Exhibit M	Lender Requirements
Exhibit M-1	Sample Lender Certifications
Exhibit N	ROW Requirements
Exhibit O	Sales Tax Exemption Rider
Exhibit P	DBE/SBE Requirements
Exhibit Q	Permit Compliance

This Agreement is entered into as of the day and year first written above.

ALL ABOARD FLORIDA – OPERATIONS LLC	SUFFOLK CONSTRUCTION COMPANY, INC.

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
OWNER (Signature)	CONSTRUCTION MANAGER(Signature)
Print Name: [ILLEGIBLE]	Print Name: [ILLEGIBLE]

Title: [ILLEGIBLE]	Title: [ILLEGIBLE]
(Printed name and title)	(Printed name and title)

Init.	AIA Document A133™ – 2009 (formerly A121™CMc – 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law.		36
I	This document was produced by AIA software at 15:34:45 on 11/18/2014 under Order No.7368177755_1 which expires on 07/30/2015, and is not for resale.
	User Notes:	(1682856040)